UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION UNDER THE SECURITIES ACT OF 1933

NEXT 1 INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

7310
(Primary Standard Industrial Classification Code Number)

26-3509845
(I.R.S. Employer Identification Number)

2400 N Commerce Parkway, Suite 105
Weston, FL. 33326
(954) 888-9779
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Corporate Service Company 502 E John Street Carson City, NV. 89706
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

The Sourlis Law Firm
Virginia K. Sourlis, Esq.
The Galleria
2 Bridge Avenue
Red Bank, New Jersey 07701
www.SourlisLaw.com
Telephone: (732) 530-9007
Facsimile: (732) 530-9008

As soon as practicable after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par value $0.00001 per share	10,832,840	(2)	$1.00	$10,832,840	$510.90	(3)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (or the “Securities Act”) , there are also being registered an indeterminate number of additional shares of common stock as may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 415 of the Securities Act, these securities are being offered by the Selling Stockholders named herein on a delayed or continuous basis.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (or the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 10, 2008

The information in this prospectus is not complete and may be changed. Our Selling Stockholders may not sell these securities until the Registration Statement filed with the United States Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

10,832,840 Shares of Common Stock

NEXT 1 INTERACTIVE, INC.

$1.00 per Share

This prospectus relates to the resale of up to 10,832,840 shares of our common stock, par value $0.00001 per share, by the Selling Stockholders named in this prospectus. We are registering the shares on behalf of the Selling Stockholders. The Selling Stockholders may sell their shares of our common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in privately negotiated transactions. To the best of our knowledge, none of the Selling Stockholders are broker-dealers, underwriters or affiliates thereof.

We have arbitrarily set an offering price of $1.00 per share of common stock offered through this prospectus. We are paying the expenses of registering these shares. We will not receive any proceeds from this offering.

Our common stock is presently quoted on the Over-The-Counter (OTC) Bulletin Board under the symbol “MXEX.” The sales price to the public is fixed at $1.00 per share. The sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Stockholders.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 6.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this preliminary prospectus is October 10, 2008.

PROSPECTUS

NEXT 1 INTERACTIVE, INC.
10,832,840 SHARES COMMON STOCK
$1.00 per Share

SUMMARY

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

Who We Are:

Next 1 Interactive, Inc., through our wholly-owned subsidiary Extraordinary Vacations USA, Inc. (“EXVUSA,” and together with Next 1 Interactive, Inc., “Next 1”, the “Company”, “we”, “us” etc.), caters to advertisers’ evolving focus on exploiting video opportunities on multiple platforms that address the convergence of internet, television and mobile technology. We have positioned our Company to take a leadership role in the newly developing video-centric (“rich media”) online advertising space, by connecting advertisers with suitable online media vehicles and content in which to place their advertising, which meet their targeting needs in a world of ever-increasing audience fragmentation.

We see vast potential in expanding into many industry-specific vertical online ad sales networks, offering traditional and new services to consumers, industry-specific web sites and advertisers. As a Company rooted in the physical worlds of travel, and having acquired assets and expertise to expand into real estate and new media, we have relationships, content, and management team to assert our presence in the travel category initially, to expand into a real estate vertical and into other vertical advertising sales categories, and to expand across media platforms including fast-growing video-on-demand and mobile opportunities.

Next 1 conducts all of its business through EVUSA. EVUSA was formed in June 2004 under the predecessor name Cruise and Vacation Shoppes, Inc., a consortium of leisure-oriented travel agencies. EVUSA acquired Attaché Travel, a high-end travel concierge business in January 2005. In September 2006, EVUSA acquired Maupintours Extraordinary Vacations (aka Maupintour), an upscale tour operator specializing in luxury escorted and “fully inclusive” independent tours worldwide. As of early 2008, Maupin LLC and Maupin Extraordinary Vacations have ceased operations. EVUSA also owns The Travel Magazine, a substantial library of travel-oriented television shows and other video. Combining the email databases of these acquisitions, the Company has an opt-in email list of over 6 million travelers.

In April of 2008, EVUSA altered its direction towards media with its acquisition of Brands on Demand, Inc., a digital advertising company located in Philadelphia, whereby Brands on Demand, Inc. was merged with and into EVUSA. Brands on Demand, Inc. was founded by Brad Heureux (current officer and director and former managing director of business development and interactive media, Comcast) and Larry Goodman (former President, CNN), and specializes in fostering the distribution and monetization of rich media advertising on the Internet, including full-motion video.

In June 2008, EVUSA created and launched NextTrip.com, a travel-oriented web site with an emphasis on travel video. Around this time, in August of 2008, EVUSA also launched NextTrip Radio, an Internet radio station focusing on the travel industry.

We believe that our unique combination of assets positions the Company to tap into the dramatic growth of interactive rich media advertising and commerce, initially focused on the travel and real estate/home lifestyle sectors, with many other sector-focused (“vertical”) networks in development. Our Common Stock is listed for trading on the Over-the-Counter Bulletin Board under the symbol “MXEX.”

Organizational History

On October 9, 2008, we acquired a reporting shell company, Maximus Exploration Corporation, a Nevada corporation (“Maximus”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) between Maximus, Extraordinary Vacation Group, Inc., a Nevada corporation ("EXVG"), and EXVUSA, a wholly-owned subsidiary of EXVG.

Pursuant to the Exchange Agreement, EXVG exchanged 100% of its shares in EVUSA (the “EVUSA Shares”) for 13 million shares of common stock of Maximus (the “Share Exchange”), resulting in EXVG becoming the majority shareholder of Maximus. EXVG then proceeded to dividend 13 million shares of Maximus common stock to the stockholders of EXVG (“EXVG Stockholders”), on a pro rata basis. As a result of these transactions, EVUSA became a wholly-owned subsidiary of Maximus. Maximus then changed its name to Next 1 Interactive, Inc. and authorized 200,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share. Such transactions are hereinafter referred to as the “Acquisition.”

Upon the consummation of the Acquisition, there were 18,511,500 shares of Maximus’ common stock issued and outstanding, of which 13 million were issued to EXVG Stockholders by way of the dividend described in the preceding paragraph. As a result of the foregoing, EXVG Stockholders own an aggregate of 97.2% of Maximus thereby effecting a change in control of Maximus.

Next 1 conducts all of its business through EVUSA, its wholly-owned subsidiary.

Prior to the Acquisition, Maximus was a shell company with no active operations. Maximus was previously engaged in the exploration of molybdenum mineralization material. The Company was not successful in finding mineralized material and did not generated revenues. At the time of the Acquisition, Maximus was commercially inactive.

This prospectus is a part of a registration statement filed by the Company therein registering the 10,832,840 of the 13 million shares of the Company received through the dividend discussed above on behalf of the Selling Stockholders named in this prospectus.

Our principal executive offices are located in Weston, Florida, about 10 miles west of the Fort Lauderdale International Airport.

Summary Financial Information:

The table below summarizes our financial statements for:

•	the fiscal years ended February 29, 2008 and February 28, 2007;
•	the three and six months ended August 31, 2008 and August 31, 2007;
•	the pro forma balance sheet for the period ended August 31, 2008; and

Balance Sheet Summary:

	At August 31, 2008 (Unaudited)	At February 29, 2008 (Audited)	Pro Forma At August 31, 2008 (Unaudited)
Balance Sheet
Cash and Cash Equivalents	$143,128	$43,080	$143,847
Total Assets	$1,086.101	$302,627	$1,286,820
Total Liabilities	$1,494,644	$1,683,786	$1,543,693
Total Stockholders’ Equity (Deficit)	$(408,543)	$(	$(256,873)

Statement of Operations Summary:

	For the Three Months Ended August 31,		For the Six Months Ended August 31,		For the Fiscal Year Ended February 29,
	2008 (Unaudited)	2007 (Unaudited)	2008 (Unaudited)	2007 (Unaudited)	(2008) (Audited)	(2007) (Audited)
Statement of Operations:
Revenue	$79,416	$181,193	$283,284	$557,000	$3,858,142	$6,457,887
Net Income (Loss)	$(1,182,305)	$(1,323,509)	$(1,758,801)	$(1,366,305)	$(4,751,602)	(987,926)
Net Earnings (Loss) Per Share of Common Stock , basic and diluted	0.00	(0.01)	0.00	(0.01)	(0.03)	(0.01)

Executive Offices and Telephone Number

Our principal executive offices are located at 2400 N Commerce Parkway, Weston, Florida 33326.

Our telephone number is (954) 888-9779.

THE OFFERING

The Issuer:	Next 1 Interactive, Inc., a Nevada corporation ( OTCBB: MXEX)

Selling Stockholders:
The Selling Stockholders named in this prospectus are existing stockholders of our company who received shares of our common stock exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, under Section 4(2) of the Securities Act.

Securities Being Offered:	Up to 10,832,840 shares of our common stock, par value $0.00001 per share, from time to time on a delayed or continuous basis.

Offering Price:
The offering price of the common stock is $1.00 per share. We have established the offering price based on fair market value. Our common stock is currently quoted on the OTC Bulletin Board and we are a reporting entity under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders.

Minimum Number of Shares to Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:
18,511,500 shares of our common stock are issued and outstanding as of the date of this prospectus and will continue to be issued and outstanding upon the completion of this offering. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:
We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. All of the proceeds of the offering will go to the Selling Stockholders. We will pay all expenses in connection with the registration of the common stock.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

Risks Relating To Our Company

We are a development stage operating company and have history of losses since our inception. If we cannot reverse our losses, we will have to discontinue operations.

At August 31, 2008, we had $143,128 cash on-hand and an accumulated deficit of $408,543 and there is substantial doubt as to our ability to continue as a going concern. We anticipate incurring losses in the near future. We do not have an established source of revenue sufficient to cover our operating costs. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

We have a limited operating history, and as such there is no assurance of continued commercial success.

We are a development stage company with a limited operating history and a history of losses. Potential investors should be aware of the difficulties, which are generally encountered by the development and marketing of new products, including, but not limited to, competitors and unanticipated costs and expenses.

There can be no assurance that any trading market will be maintained on the OTC Bulletin Board or the Pink Sheets.

The offering price of the common stock is $1.00 per share. We have arbitrarily established the offering price based on fair market value. Our common stock is currently quoted on the OTC Bulletin Board under the symbol (“MXEX”) and we are a reporting entity under the Exchange Act. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders. There can be no assurance that any trading market will be maintained on the OTC Bulletin Board, Pink Sheets or any other recognized trading market or exchange. Any trading market for the common stock may be very volatile, and numerous factors beyond the control of the Company may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. In the event that the Company loses this status as a "reporting issuer," any future quotation of its common stock on the OTC Bulletin Board may be jeopardized.

We do not expect to generate cash flow from operations for the foreseeable future.

We may be required to raise additional capital against the issuance of equity, which will cause dilution to existing shareholders. There is no assurance that we will be successful in raising additional capital under acceptable terms or at all.

Our ability to continue as a going concern is subject to substantial doubt given our current financial condition and requirements for additional funding. There can be no assurance that we will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of our products and services under development. As a result of the foregoing, we anticipate that our auditors will again express substantial doubt about our ability to continue as a going concern in their audit report on our financial statements for the fiscal year ended February 28, 2008. If we cannot continue as a going concern, then you may lose all of your investment.

We are subject to all of the problems, expenses, delays and other risks inherent in expanding operations. The size of our anticipated increased market share could be significantly smaller than expected. There is no assurance of commercial viability of our development plans, and therefore we cannot predict, with any certainty at all, the success or failure of our future operations.

We expect our operating expenses to increase and may affect profit margins and the market value of our common stock.

We expect to significantly increase our operating expenses to expand our marketing operations, and increase our level of capital expenditures to further develop and maintain our proprietary software systems. Such increases in operating expense levels and capital expenditures may adversely affect operating result and profit margins which may significantly affect the market value of common stock. There can be no assurance that we will obtain profitability or generate sufficient profits from operations. Further, in view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

The changing preferences of consumers could adversely affect our business.

Our business and operating results depend upon the appeal of our products, product concepts and programming to consumers. Consumer preferences, as well as industry trends and demands are continuously changing and are difficult to predict as they vary over time. Additionally, there can be no assurances that:

(i)	our current products, product concepts or programming will continue to be popular for any significant period of time;

(ii)	new products, product concepts or programming we represent or produce will achieve and or sustain popularity in the marketplace;

(iii)
a product’s life cycle will be sufficient to permit us to recover revenues in excess of the costs of advance payments, guarantees, development, marketing, royalties and other costs relating to such product; or

(iv)	we will successfully anticipate, identify and react to consumer preferences.

Our failure to accomplish any of these events could result in reduced overall revenues, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the volatility of consumer preferences could cause our revenues and net income to vary significantly between comparable periods.

We operate in a highly competitive marketplace.

The marketplace for digital media advertising specifically relating to the travel industry is extremely competitive, relatively saturated, and dominated by larger well know and seasoned companies. There is no guarantee that we can favorably compete with such competitors. Many of these companies have substantially greater resources than we do and represent properties which have been commercially successful for longer periods than our Properties. We believe that it would be relatively easy for a potential competitor to enter into this market in light of the relatively small investment required and relatively unsubstantial barriers to entry.

There can be no assurance that the Company will be able to enhance its products or services, or develop other products or services.

The Company intends to enhance the features of Next 1’s applications, technology and solutions associated with its websites and engage in the development of new products.

Our plans are based upon and subject to: (i) proceeds received from future securities offerings; (ii) future profitability and (iii) the recruitment of sufficient personnel.

If we are unable to achieve profitability in the future, recruit sufficient personnel or raise money in the future, our ability to develop our products and services or other products and services would be adversely affected. Our inability to develop its products and services or develop new products or services, in view of rapidly changing technologies and changing customer demands and competitive pressures, our business, operating results and financial condition may be material adversely affected.

Rapid technological advances could render our existing proprietary technologies obsolete.

The Internet and online commerce industries are characterized by rapid technological change, changing market conditions and customer demands, and the emergence of new industry standards and practices that could render our existing and future proprietary technology obsolete. Our future success will substantially depend on our ability to enhance our existing services, develop new services and proprietary technology and respond to technological advances in a timely and cost-effective manner. The development of other proprietary technology entails significant technical and business risk. There can be no assurance that we will be successful in developing and using new technologies or adapt our proprietary technology and systems to shifting emerging industry standards and customer requirements. If we are unable, for technical, legal, financial, or other reasons to adapt in a timely manner in response to changing market conditions or customer requirements, or if our new products and electronic commerce services do not achieve market acceptance, our business, prospects, results of operations and financial condition would be materially adversely affected.

Internet commerce security threats could pose a risk to our online sales and overall financial performance.

A significant barrier to online commerce is the secure transmission of confidential information over public networks. We and our partners rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities; new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by us and our partners to protect consumer’s transaction data. If any such compromise of security were to occur, it could have a materially adverse effect on our business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally, especially as a means of conducting commercial transactions. To the extent that our activities, our partners or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a materially adverse effect on our business, prospects, financial condition and results of operations.

Risk of Capacity Constraints; Reliance on Internally Developed Systems; System Development Risks.

A key element of our strategy is to generate a high volume of traffic on, and use of, our services across our network infrastructure and systems. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers, as well as maintain adequate customer service levels. Our revenues depend on the number of visitors who sign up for our services. Any systems interruptions that result in the unavailability of our software systems or network infrastructure, or reduced order placements would reduce the volume of sign ups and the attractiveness of our product and service offerings. We may experience periodic systems interruptions from time to time. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade further our technology, transaction-processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our Web site or timely expand and upgrade our systems and infrastructure to accommodate such increases. We will use a combination of industry supplied software and internally developed software and systems for our search engine, distribution network, and substantially all aspects of transaction processing, including order management, cash and credit card processing, and accounting and financial systems. Any substantial disruptions or delays in any of our systems would have a materially adverse effect on our business, prospects, financial condition and results of operations.

Risks Associated with our Domain Names.

We currently hold various Web domain names relating to our brand. The acquisition and maintenance of domain names is generally regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all of the countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a materially adverse effect on our business, prospects, financial condition and results of operations.

Storage of personal information about our customers could pose a security threat.

Our policy is not to willfully disclose any individually identifiable information about any user to a third party without the user’s consent. This policy is accessible to users of our services when they initially register. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users’ personal information or credit card information, we could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and other states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

We face possible liability for information displayed on our web sites.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our Web site and across our distribution network. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites and distribution network through links to other Web sites. Our insurance may not adequately protect us against these types of claims as well as distract our management team and directors from developing and implementing our business operations which may adversely affect our business and operations.

We are highly dependent on our executive officers and board of directors. The loss of such personnel would have a material adverse affect on our business and prospects.

We currently have five directors and executive officers, James Whyte, William Kerby, David Fisher, Bradley Heureux, and Anthony Byron. William Kerby serves as our Chief Executive Officer and Vice Chairman, David Fisher serves as our Chief Financial Officer; Bradley Heureux serves as our Chief Marketing Officer and Director; Anthony Byron serves as of Chief Operating Officer and Director, and James Whyte serves as our Chairman. The loss of any executive officer or director will have a material adverse effect on our business and prospects.

There exists uncertainty with regards to our ability to protect our vital Intellectual Property.

Our prospects for success depend, in part, on its ability to obtain commercially valuable patent claims and to protect its intellectual property. Legal standards relating to the validity and scope of patent claims are still evolving. As a result, patent positions may be uncertain and will involve complex legal and factual questions. Therefore, the degree of future protection for our technologies or potential products is uncertain. There are numerous costs, risks and uncertainties that the Company faces with respect to obtaining and maintaining patents and other proprietary rights. The Company may not be able to obtain meaningful patent protection for its developments.

The Company believes that newly developed products may contain patentable trademark technology and do not violate any existing U.S. patents. However, there are numerous patents-trademarks granted with respect to competing technologies and the Company cannot provide any assurance as to whether any particular product or our new designs generally violate or infringe upon any existing patents or trademarks. Additionally, there can be no assurances that our application or any future application for a utility or design patent will be granted by the U.S. PTO or, if a patent or trademark issues, as to the scope of any patent or trademark that might issue or that any patent or trademark will be issued for the products, or that any such patent or trademark will set forth a protected position or a position that would prevent misappropriation or duplication of the products design by our competitors.

In connection with the issued and allowed patents or trademarks, there can be no assurance that such patents or trademarks will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents or trademarks owned by the Company or, if instituted, that such challenges will not be successful. To date, there have been no interruptions in our business as the result of any claim of infringement. However, no assurance can be given that the Company will not be adversely affected by the assertion of intellectual property rights belonging to others. The cost of litigation to uphold the validity of a patent or trademark and prevent infringement can be very substantial and may prove to be beyond our financial means even if the Company could otherwise prevail in such litigation. Furthermore, there can be no assurance that others will not independently develop similar designs or technologies, duplicate our designs and technologies or design around the patented aspects of our technology, or that the designs and technologies will not be found to infringe on the patents, trademarks or other rights owned by third parties. The effects of any such assertions could include requiring the Company to alter existing patents, trademarks or products, withdraw existing products, including the products delaying or preventing the introduction of products or forcing the Company to pay damages if the products have been introduced.

There can be no assurance that any un-issued patent, trademark and/or patents pending or any future applications for patents or trademarks of any kind applied for by the Company will be granted by the United Stated Patent and Trademark Office or any similar bodies internationally.

Intellectual Property litigation may be necessary and an unfavorable outcome could hurt the company.

In the future, we may become party to patent litigation or proceedings at the U.S. Patent and Trademark Office or at a foreign patent office to determine whether we can market our products without infringing patent rights of others. Interference proceedings in the U.S. Patent Office or opposition proceedings in a foreign patent office may be necessary to establish which party was the first to design such intellectual property. We may become involved in patent litigation against third parties to enforce its patent rights, if any, to invalidate patents held by other parties, or to defend against patent claims of other parties. The cost of any patent litigation or similar proceeding could be substantial and may absorb significant management time and effort. If an infringement suit against the Company is resolved unfavorably, we may be enjoined from manufacturing or selling certain of its products or services without a license from an adverse third party. We may not be able to obtain such a license on commercially acceptable terms, or at all.

There are risks associated with trade secret protection.

We rely on trade secret protection for certain of our confidential and proprietary information and processes. The Company currently protects some information and procedures as trade secrets. It protects its trade secrets through recognized practices, including access control, confidentiality agreements with employees, consultants, collaborators, and customers, and other security measures. These confidentiality agreements may be breached, however, and the Company may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

We might face obstacles regarding our product development and marketing.

Development of any product based on our processes and designs will be subject to the high risks of failure inherent in the development or successful commercialization of new products. These risks include the possibility that any such products, will be found to be ineffective, will fail to receive and maintain necessary regulatory approvals, will be difficult or impossible to deploy on a larger scale, will be uneconomical to market, will fail to be developed prior to the successful marketing of similar products by competitors, or will be found to infringe on proprietary rights of third parties.

If we engage in acquisitions, we may experience significant costs and difficulty assimilating the operations or personnel of the acquired companies, which could threaten our future growth.

If we make any acquisitions, we could have difficulty assimilating the operations, technologies and products acquired or integrating or retaining personnel of acquired companies. In addition, acquisitions may involve entering markets in which we have no or limited direct prior experience. The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, pursuing acquisition opportunities could divert our management's attention from our ongoing business operations and result in decreased operating performance. Moreover, our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Furthermore, we may have to incur debt or issue equity securities in future acquisitions. The issuance of equity securities would dilute our existing stockholders.

Because our officers and directors are indemnified against certain losses, we may be exposed to costs associated with litigation.

If our directors or officers become exposed to liabilities invoking the indemnification provisions, we could be exposed to additional non-reimbursable costs, including legal fees. Our articles of incorporation and bylaws provide that our directors and officers will not be liable to us or to any shareholder and will be indemnified and held harmless for any consequences of any act or omission by the directors and officers unless the act or omission constitutes gross negligence or willful misconduct. Extended or protracted litigation could have a material adverse effect on our cash flow.

There can be no assurance that the Company will declare dividends in the future.

We do not intend to declare any dividends in the future. We presently intend to retain earnings, if any, for the development and expansion of our business.

Additional Risks Relating to Our Common Stock

We will be subject to SEC regulations relating to “penny stock” and the market for our common stock could be adversely affected.

The SEC has adopted regulations concerning low-priced stock, or “penny stocks.” The regulations generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares are offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares may become subject to these additional regulations relating to low-priced stocks.

The penny stock regulations require that broker-dealers, who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules. The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders' ability to sell our common stock in the secondary market.

Our executive officers are in a position to substantially control matters requiring a stockholder vote.

As of the date of this prospectus, our executive officers beneficially owned an aggregate of approximately 33.05% of our outstanding common stock. As a result, if they vote together, they may have the ability to control the outcome on all matters requiring stockholder approval including, but not limited to, the election of directors and any merger, consolidation or sale of all or substantially all of our assets. They also have the ability to control our management and affairs.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

We will be required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by no later than the end of our fiscal year ending February 28, 2009. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules of the Nasdaq Global Market.

FORWARD LOOKING STATEMENTS

When used in this Prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in reaching target markets for products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, the ability to raise equity capital in the future despite, and the size and timing of additional significant orders and their fulfillment. We have no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

DESCRIPTION OF OUR BUSINESS

Throughout this prospectus, references to “Next 1”, “EVUSA”, the “Company,” “we, “us” and “our” collectively mean Next 1 Interactive, Inc.

Overview

Next 1 Interactive, Inc., through our wholly-owned subsidiary Extraordinary Vacations USA, Inc. (collectively “Next 1”, the “Company”, “we”, “us” etc.) caters to advertisers’ evolving focus on exploiting video opportunities on multiple platforms that address the convergence of internet, television and mobile technology. We have positioned our Company to take a leadership role in the newly developing video-centric (“rich media”) online advertising space, by connecting advertisers with suitable online media vehicles and content in which to place their advertising, which meet their targeting needs in a world of ever-increasing audience fragmentation.

We first developed interactive marketing solutions for the travel industry. Relating to our traditional travel businesses, we own and/or control a library of travel-oriented television programs. In the context of our Company’s focus on Internet media sales, these TV programs have become Internet “video content” which carries advertising, analogous to a traditional TV model but distributed via the Internet. Our Company places this and other content and services, on many travel-oriented web sites while gaining the right to sell ad inventory generated by traffic on those sites. These travel sites, which garner incremental usage (“traffic”) based on Company content and services, in aggregate represent our Company’s first online sector-targeted (“vertical”) and network, the NextTrip Travel Ad Network. Recognizing the convergence of TV and the web, we are launching our own Web TV site under the name of GazooTV.com. GazooTV will carry multiple channels including travel, real estate and lifestyle shows.

To compliment one of the largest consumer interest area, which is travel, we are expanding into a second lifestyle vertical ad network. Enabled by the online marketing expertise of our Brands On Demand division, our Company will connect a wide variety of brand advertisers with a variety of ad networks which meet their audience targeting and rich media deployment objectives.

Advertising agency clients are highly receptive to our rich media and targeted ad sales approach which began in June 2008. We are in constant dialogue with key media buyers at the nation’s top 25 advertising agencies, where senior management has developed relevant relationships over the past decade. Next 1’s efforts have captured the attention of top-tier media companies including NBC Universal, Comcast, CNN, and Cox Communications. NBC Universal, for example, has appointed Next 1 as their sales representative to handle exclusive advertising sales for alcohol, credit cards and cruises on their new online “vertical” network of travel-oriented sites, “Travelskoot.” This appointment compliments our Company’s new media distribution platforms for rich media and video distribution. Rich media ads can be targeted into websites with nearly 1 billion impressions monthly while video can be distributed in campaigns at a rate of up to 180 million video streams monthly. Having established these distribution platforms, we believe that our company has set the stage for significant revenue generation. To maximize growth, Company business units have been organized to complement one another, where each unit can accelerate the progress of the others, furthering our new media business goals of connecting the right advertisers with the right consumers, via deployment of targeted rich media content through online ad networks.

Next 1 conducts all of its business through EVUSA, its wholly-owned subsidiary. EVUSA was formed in June 2004 under the predecessor name Cruise and Vacation Shoppes, a consortium of leisure-oriented travel agencies. EVUSA acquired Attaché Travel, a high-end travel concierge business in January 2005. In September 2006, EVUSA acquired Maupintours Extraordinary Vacations (aka Maupintour), an upscale tour operator specializing in luxury escorted and “fully inclusive” independent tours worldwide. As of early 2008, Maupin LLC and Maupin Extraordinary Vacations have ceased operations. EVUSA also owns The Travel Magazine, a substantial library of travel-oriented television shows and other video. Combining the email databases of these acquisitions, the Company has an opt-in email list of over 6 million travelers.

In April of 2008, EVUSA altered its direction towards media with its acquisition of Brands on Demand, Inc., a digital advertising company located in Philadelphia, whereby Brands on Demand, Inc. was merged with and into EVUSA. Brands on Demand, Inc. was founded by Brad Heureux (current officer and director and former managing director of business development and interactive media, Comcast) and Larry Goodman (former President, CNN), and specializes in fostering the distribution and monetization of rich media advertising on the Internet, including full-motion video.

In June 2008, EVUSA created and launched NextTrip.com, a travel-oriented web site with an emphasis on travel video. Around this time, in August of 2008, EVUSA also launched NextTrip Radio, an Internet radio station focusing on the travel industry.

Our Company’s assets now include properties in two important sectors (travel and real estate), as well as in the new media space. We believe that our unique combination of assets positions the Company to tap into the dramatic growth of interactive rich media advertising and commerce, initially focused on the travel and real estate/home lifestyle sectors, with many other sector-focused (“vertical”) networks in development.

Organizational History

On October 9, 2008, we acquired a reporting shell company, Maximus Exploration Corp., a Nevada Corporation (“Maximus”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) between Maximus, Extraordinary Vacation Group, Inc., a Nevada corporation ("EXVG"), and EXVUSA, a wholly-owned subsidiary of EXVG.

Pursuant to the Exchange Agreement, EXVG exchanged 100% of its shares in EVUSA (the “EVUSA Shares”) for 13 million shares of common stock of Maximus (the “Share Exchange”), resulting in EXVG becoming the majority shareholder of Maximus. EXVG then proceeded to dividend 13 million shares of Maximus common stock to the stockholders of EXVG (“EXVG Stockholders”), on a pro rata basis. As a result of these transactions, EVUSA became a wholly-owned subsidiary of Maximus. Maximus then changed its name to Next 1 Interactive, Inc. and authorized 200,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share. Such transactions are hereinafter referred to as the “Acquisition.”

Upon the consummation of the Acquisition, there were 18,511,500 shares of Maximus’ common stock issued and outstanding, of which 13 million were issued to EXVG Stockholders by way of the dividend described in the preceding paragraph. As a result of the foregoing, EXVG Stockholders own an aggregate of 97.2% of Maximus thereby effecting a change in control of Maximus.

Next 1 conducts all of its business through EVUSA, its wholly-owned subsidiary.

Prior to the Acquisition, Maximus was a shell company with no active operations. Maximus was previously engaged in the exploration of molybdenum mineralization material. The Company was not successful in finding mineralized material and did not generated revenues. At the time of the Acquisition, Maximus was commercially inactive.

Our primary offices are located in Weston, Florida, about 10 miles west of the Fort Lauderdale International Airport.
In addition, we have sales offices in Philadelphia, Winnipeg and the Toronto area. Our web hosting operations are based in Florida and Michigan.

Our Principal Products and Services and their Markets

We utilize the strength of our relationships with media companies, distribution platforms, brands, content providers, and advertising agencies and pull together these business partners’ cutting edge technologies to connect new media publishers to new media advertisers through to new media consumers. Our Company helps these parties to best navigate the shift in spending from traditional media to new forms of digital media, and we take a commission on media transactions our Company arranges in the course of ad industry-style consultative selling.

Objectives: We have developed several methods to maximize our reach on behalf of advertisers. For travel-oriented sites with their own content and formats, Next 1 has formed the NextTrip Travel Ad Network, an alliance of “Member” travel sites which accept Company video content including related advertising sold by our Company. To further maximize our Company’s reach, for non-travel sites that would like to have a travel section, Next 1 has developed “white label” versions of our Company’s travel information and services which can be easily integrated into these “Affiliate” sites as their own branded travel section. Similar efforts will be applied to other vertical categories, building upon relationships our Company has already formed in the course of pursuing its initial sectors.

To further differentiate our rich media sales efforts, we have created a business model of selling “Showcases.” These large online displays of advertiser messages packaged with related video are devoted exclusively to the content and marketing of a specific travel brand. Endemic advertisers with which our Company has relationships through our long-term involvement in the travel industry have been very receptive. “Showcases” have already been sold. Our clients include Royal Caribbean Cruise Lines, Norwegian Cruise Lines, Carnival Cruise Lines, the Tourist Board of Spain, and the SeaMiles Visa card.

In addition to forging alliances to create the Travel Vertical Ad Network and Affiliate programs which drive traffic to Showcases on NextTrip.com, our Company has taken steps to increase our control over relevant content, and to establish cost-effective methods of deploying requisite technology. Next 1 has strategic alliances with various new media firms to provide additional content, content distribution, advertising inventory, and infrastructure support.

These alliances include ad network enabler Adify (a Cox Enterprises company), Tremor Media (an ad network enabler and web site tools provider), Compulsive Traveler (a content supplier), GeoBeats (a content supplier), www.Outside.in (a blog and content site covering over 12,000 geographic areas) Ning.com (a social network enabler), On Networks (a video streaming specialist distributing 180 million video streams per month) and NBC Universal. These alliances complement each other while their collective resources empower our Company to offer advertisers unique, targeted, multi-element rich media campaigns. The content Next 1 has aggregated to populate its video player for distribution to Member and Affiliate sites is collectively marketed by the Company as “NextTrip TV.”

Near-Term Objectives: Near-term, to increase our count of allied sites and our stable of advertisers, we are becoming an “aggregator of aggregators”; several existing Travel Ad Networks have agreed to become part of the NextTrip Travel Ad Network, and our Company will continue to pursue such relationships to drive Company-saleable traffic to exceed 100 million page views monthly. At this level, all major travel-oriented advertisers, and non-travel advertisers seeking a travel-oriented audience demographic, will take a serious interest in our Company’s ad inventory. For example, as an aggregator, Next 1 has obtained sales rights to relevant website traffic on ad networks already assembled by Adify, Tremor Media, and NBC Universal. Next 1 is also aggressively building its network of non-travel Affiliate sites.

In addition to fostering its Travel Ad Network and Affiliate business models, we are refining our strategy of selling Showcases (described above), in the course of building out our own consumer-direct web site, the “NextTrip.com” travel portal. Extending the model we have already deployed, Next 1 is developing new content and formats like teaser video, to plant on its Member and Affiliate sites, to both create inventory and drive traffic to Showcases. Allied web sites are already driving traffic to NextTrip.com and to Company Showcases. Next 1 expects to increase its focus on selling this type of online shelf space, to which consumers are driven by teaser and/or full-form video and other content placed on its Ad Network and Affiliate web sites.

Brands which have already run campaigns on these various Company platforms include Tremor Media, MGM/Mirage, and On Networks – this combination of brand-direct and co-operative ad network clients have found it advantageous to mesh their ad messages with Company content and services, and Next 1 is aggressively expanding this model.

Company content and services also populate NextTrip Radio, which was launched in August 2008 while traditional terrestrial radio marketing is declining at 8 percent a year, web radio marketing is growing at nearly 40% per year reflecting consumers desire to access radio (like other media) on demand. Out Company is continuing to develop content and audience at NextTrip Radio so that we can grow into another robust supplier of ad inventory for sale by our Company.

Long-term Objectives: As we expand our business model of aggregating large amounts of vertical network traffic and of fostering rich media deployments by consultative selling with its advertisers, our Company will become a full-service multi-media advertising outlet for most any advertiser, with specific advertisers funneled into their most suitable ad network category. Offering Internet display ads, rich media ads, video ads, radio, television (traditional and video-on-demand) and mobile outlets, our Company will be an aggregator of consumers (that is, of audience for advertisers) wherever they are and whatever device they use, in many vertical categories. As we build our Internet ad network traffic, the online network will cross-promote the cable and radio properties and vice-versa. Our involvement in cable TV and radio will keep us at the forefront of cross-platform deal-making as such activity becomes more common among advertisers.

A. Travel and Interactive Travel Media

1. The Travel Businesses: The origins of our Company lie in the traditional travel sector, which we continue to operate in through a series of business lines. This business division continues to serve our existing client bases, and includes the lines Maupintours Extraordinary Vacations (a luxury worldwide tour operator, discontinued and no longer in operation as of early 2008), Attaché Concierge Services (a high-end travel concierge service), Cruise Shoppes (a cruise industry consortia and marketer of cruises) Trip Professionals (a home-based travel agency) and World Plus (an air consolidator). Our travel businesses operate at the high end of the travel market, meaning they cater to upscale clientele seeking “high-touch” customized trips.

We estimate that our target market represents 5% of all U.S. domestic leisure travelers who in turn represent 30% of leisure travel spending. These upscale travelers, primarily discerning baby-boomers, seek travel solutions rather than pre-packaged tours, and our Company has made a consistent business of catering to this marketplace, rather than compete on the lower end of the market which is now dominated by other well-known businesses. As Baby Boomers inherit their parent’s assets, perhaps the greatest wealth transfer in history is occurring, and our Company expects its travel businesses to benefit by this long-term economic reality.

Each of our travel subsidiaries has a long-standing reputation in the travel industry and a consistent revenue base. These businesses led to the initial emphasis on the travel sector of the new media space, and to the Showcase ad sales strategy via the Company’s endemic relationships with its travel suppliers. For example, Showcase ad sales clients (refer to section 4 for a description of Showcases) now include Company suppliers such as Royal Caribbean and Carnival Cruise Lines. Next 1 is utilizing our travel industry track record to empower our Company’s focus on the Internet and new media.

2. NextTrip TV Video Content and User Tools For Advertisers: Advertisers in the rich media space want to associate their advertising not only with traffic, but also with professionally-produced original video. While a market has developed for online video ads placed in streaming programs from the major television networks, these programs are by definition mass-market (not sector-targeted) vehicles, that is, not relevant to the many sector-targeted advertisers such as those seeking a travel-oriented audience. Next 1 seeks to remedy this situation for advertisers. Given our legacy travel assets, the travel sector is the focus of the first such effort. Next 1 markets this effort as “NextTrip Connections” as part of its travel affiliate program. Next 1 owns a travel video library of over 400 professionally produced videos of travel destinations, formerly known as Travel Magazine TV.

In addition, we have agreements with travel video producers GeoBeats and Compulsive Traveler for the use of their television and/or Internet-purposed video. In total, the Company has the use of nearly 3000 hours of travel-oriented video. In addition, Next 1 is building an inventory, sometimes updated daily, of professionally-produced targeted video which is relevant for placement on sites that are relevant to specific sector advertisers. The majority of this video is already digitized, and today’s personal computer-based editing tools make the organization and utilization of this video much more nimble than just a few years ago. These content assets, plus content obtained via various alliances, form the basis of Next 1’s first sector-focused video player for placement on Travel Ad Network Member and Affiliate sites. That is, we are using our video primarily to supply content to our own video player, which we then place on (“syndicates to”) Travel Ad Network Member and Affiliate sites as well as on our own sites, in turn creating video advertising inventory for our Company to sell. The video player (the tool itself accompanied by the Company content) acts as the impetus for the many independent travel-oriented web sites without video content to become Members of Next 1’s online travel-oriented ad sales network and non-travel sites to become Affiliates of Next 1’s white label program.

Using our Company’s video player as distributed to our Member and Affiliate sites, video inventory is created preceding the content a viewer has clicked to see. This model is especially attractive to advertisers since the major broadcast networks’ web sites have set a standard of disabling ad fast-forwarding, which the whole web has followed. Our Company’s owned or controlled video library, as distributed to our allied web sites (which will deliver audience along with our Company’s web sites), will provide audience to ads which precede (“pre-roll”) the video clicked on by a user wishing to see, for example, “The Fields of Tuscany” or “Travel Tip of the Day.” NextTrip Connections was launched on September 25, 2008, and in its first week of operations, the Company signed 6 customers with over 1 million monthly visitors. Next 1’s ad agency clients have been explicit in their support of the advertising model with relevant Next 1 content.

Next 1’s video content is also marketable on its own, regardless of ad sales rights. In 2007, we earned $250,000 selling clip rights to CNN. As the Internet video marketplace continues to develop, our Company can create a business syndicating its library to other web sites and/or television or other video outlets.

User Tools (“Widgets”): We are also aggregating and deploying new mini-applications based on the most current Internet technologies. Working with our technology suppliers, Next 1 is delivering utilitarian tools to travel consumers and thereby delivering those consumers to travel advertisers. Various sorts of Widgets are in development. These are presented to the user in the form of simple graphical objects. The Widgets contain ad inventory, and will be trialed on NextTrip.com, then made available to Travel Ad Network Members, white label Affiliates, and other marketing partners to maximize distribution and audience generation. Examples of Widgets include a currency converter, a time-zone checker, a utility for most easily checking flight status on any number of airlines, or an application that checks the FAA’s web site for real travel conditions in advance of flight status updates. NextTrip.com and the syndicated Widgets will cross-promote each other via links from Member or Affiliate sites to the applications themselves (if they are on the NextTrip.com site), and links from the applications themselves (if on an allied site) to NextTrip.com.

Videos, user tools, and Showcases are all “content” for users and advertisers.

3. Online Travel Ad Network and Affiliate Programs: With the advent of video onto the Internet in just recent years, travel sites need video or they appear inferior and behind the times. Next 1’s ability to provide not just the video content, but also the video player, is a way of answering these sites’ needs for video most cost-effectively for them, while also increasing Next 1’s saleable video inventory. In exchange for use of the player and the content, Next 1 gains ad sales rights for pre-roll advertising inventory created by views by these other sites’ users.

We are also offering our Travel Ad Network Member sites (in addition to its video and player), “widgets”, or mini-applications such as a currency converter, quick weather check, etc. These also include ad inventory for Next 1. Our Company’s NextTrip.com web site will feature the content that the Travel Ad Network Member sites are offered.

These Company content and services offerings cater to the evolving state of the Internet including the dramatic growth of video on the web and the evolution of widgets that can be easily embedded on web sites to enhance a site’s functionality. Given that video and Widgets are permeating all types of web sites, any travel site without relevant video experiences and tools for their users will seem stale and behind the times. Further, our Company is offering non-travel sites with large affinity group audiences, a customized “white label” travel section of select NextTrip.com content so that these affinity group sites (Next 1 “Affiliates”) can offer their own users travel information, video content and travel services, as described below.

Travel Ad Network: The travel web sites listed below have agreed to be part of Travel Ad Network. These sites represent approximately three million unique visitors comprising 20 million impressions monthly. Next 1 believes that with the base of currently affiliated web sites as its start point, it can build its online travel vertical network into at least 50 million impressions monthly:

o	BritishExPats.com
o	DiveHappy.com
o	FlyerTalk.com
o	GoNomad.com
o	Kayak.com
o	NextTrip.com
o	Outside.In
o	Rawstory.com
o	ShermansTravel.com
o	TravelFish.org
o	TravelHappy.info
o	TrekEarth.com
o	WorldGolf.com

Owing to the media industry relationships cultivated by Brands On Demand, we have sales rights to web sites aggregated by Adify, Tremor Media, and NBC Universal’s Travelskoot, which are each Internet marketing services providers catering to their own travel-oriented set of client web sites, and which are seeking revenue from Next 1. Our Company’s arrangement with Travelskoot gives us exclusivity to represent their travel sites to advertisers in the alcohol, credit card and cruise line categories.

In sum, we have assembled the Travel Ad Network to connect advertisers who have travel-related rich media campaigns to place, with sites (in our Company’s ad network) which are appropriate and capable of displaying those campaigns. Next 1 feeds content and services to its Affiliates, and the Affiliates feed traffic to Company advertisers (as well as to the Company-owned site, NextTrip.com). Moreover, we facilitate the deployment of rich media campaigns on those Affiliated sites, connecting advertisers needing to place rich media campaigns with targeted sites capable of delivering such campaigns; Next 1 enables sites to accept rich media campaigns by providing them with rich media content and the tools to display it. On Member sites, Next 1 content will carry Company-sold ads and will also link back to NextTrip.com for traffic generation to the Company’s site. Travel category advertiser targets are numerous, and examples include hotel chains, cruise lines, airlines, rental companies, resorts, credit card companies, etc.

Our Company may also realize ancillary revenue generated by its presence in the vertical network ad sales business. Publishers who are Members of our vertical networks often need help with their own marketing issues, specific content production/editing, development of custom promotions on their own sites, search engine optimization, ad insertion, etc. Our Company regards these ancillary services as opportunistic.

We believe that the Travel Ad Network business model is very attractive. The Company earns approximately 30% of the revenue that it generates for a publisher. The Travel Ad Network program has ample industry precedent, such as CBS’ recently announced re-tooling of CNET, and the Google AdSense Affiliate program. The Company’s difference is in its initial focus on travel to exploit its travel industry assets and relationships. Next 1 has an ad sales revenue backlog of at least $350,000 for Travel Ad Network and inventory.

Affiliate Program - “White Label” Travel Section For Distribution To Non-Travel Sites: While travel sites represent logical relationships to obtain distribution of Company content and Company-sold advertising, we believe we can vastly extend our reach by recruiting non-travel affinity group sites as Affiliates for travel-oriented content and services. For example, the General Motors employee site would benefit from having a travel section as an added benefit for its users, offering them information and discounts on travel-related products and services. Our Company will power these travel sections by providing a “white label” (Affiliate-branded) subset of content and services from NextTrip.com.

Content and services which may be provided to Affiliated sites include an ad-neutral (editorial only) “best of the best” services directory highlighting other travel sites (“Expert Directory” and “Search”), Company Widgets, the Company video player, a “Travel Deals” section, a travel “tip of the day”, access to Next Trip Radio, community features (“Community Share”), a complete booking engine (“Dynamic Booking”), and custom travel planning (“Concierge Services”). While NextTrip.com will have a more robust set of content and services, the white label Affiliates will be able to offer their users a one-stop shop for all things related to travel.

The white label solution known as “NextTrip Connections” is a “turn-key” solution. The travel section will appear on their site with their branding, in their design colors, but will actually be hosted and maintained by our Company. We expect that many affinity sites will accept this. The NextTrip Connections affiliate program is a no cost solution and further allows the affinity member to participate in all advertising and Travel commission revenues generated from their viewers.

4. NextTrip.com Web Site – Anchor for Content and Advertising: NextTrip.com, our Company’s wholly-owned travel portal is being built as the first “web 2.0” travel site, in its combination of media and community services such as, photo-sharing, social networking, user-submitted content, blogging, NextTrip-provided video, utilitarian travel tools, plus travel selection options. We are able to integrate these features based on technology supplier relationships. While these features may have represented major custom innovations by web sites a few years ago, there are now off-the-shelf applications which enable web 2.0 functionality. Built as a travel portal in a direct-to-consumer strategy with potentially significant travel sales impact, NextTrip.com also serves as the showplace for content and services that the Company offers to its Travel Ad Network Members and Affiliates (refer to section 3).

NextTrip.com is being developed as an all-purpose travel site that includes online booking, user-generated content, relevant social networking, a directory of travel Affiliate links, and endemic travel business showcases, with an emphasis on video. NextTrip.com provides viewers with a diverse video experience that entertains, informs, and offers utility and savings. The site aspires to become the “MySpace of Travel”, that is, a community-driven social networking hub for travel aficionados worldwide, enabling users to share video, text and photographic travel stories with friends, family and the public, and in turn, enabling the public to find information on most any travel destination. The web site is located at: www.NextTrip.com.

Our Company has developed a preliminary design of a travel industry “best of the best” online travel resource library to power new travel sections on non-travel sites (“Affiliate sites”) in a “white label” fashion allowing these Affiliates to maintain their own branding, and look and feel. Affiliate sites will be offered video, articles, tools and services listed below. A similar resource section will be part of NextTrip.com. Our Company’s existing presence and knowledge of the travel field will yield a smart directory design that consumers will find indispensable to discover travel resources, presented as an informative and objective environment to be the ultimate utilitarian travel resource. Major “best of” resource categories include “SEARCH”, “COMMUNITY SHARE”, “EXPERT DIRECTORY”, CONCIERGE SERVICES” and “DYNAMIC BOOKING” solutions allowing the user a one-stop solution to complete any travel requirements.

We are focused on video and other multimedia content, user-generated content, relevant social networking and an ad-neutral directory service providing links and associated guidance regarding many other travel sites both in and out of our Travel Ad Network.

Traffic will build at NextTrip.com as a result of our Company’s management of links on sites in our Company’s Travel Ad Network, and similarly from links on the white label Affiliate sites. We believe NextTrip.com’s feature set will deliver a next generation travel information experience, in part by deployment of video, in part by the all-inclusive nature of the site, and in part by use of mini-applications (“Widgets”) as useful tools for travelers or those interested in other world locations and culture.

In addition to standard display advertising and video pre-roll advertising, Next 1 has developed a “Showcase” strategy (described below) to afford advertisers extra visibility on NextTrip.com, and to blend advertising and information and/or entertainment by integrating relevant Company video into an advertiser’s messaging.

Ad Sales Showcases: Our Company has launched a new advertising exposure paradigm called SHOWCASES. As the name implies, the program showcases brands and their key travel product offerings, by helping the brands to develop video and related rich media banner ad campaigns. These Showcases are placed in front of travel-specific audiences and take the brands to a higher level of sophistication and user interaction than traditional advertising. Showcases are dedicated rich media mini-sites which robustly communicate an advertiser’s message embedded in helpful and/or entertaining consumer information.

Our Company has been successful in selling travel supplier Showcases on NextTrip.com to endemic advertisers that we have relationships through our management’s long-term involvement in the travel industry. Companies which have supplied Next 1’s travel division with their products and services have now become our ad sales clients. Next 1 Showcases have been purchased by travel advertisers including Royal Caribbean Cruise Lines, Norwegian Cruise Lines, Carnival Cruise Lines, the Tourist Board of Spain, and the SeaMiles Visa card, evidencing early progress. Many other such category-specific major advertisers are in the sales pipeline.

From the NextTrip.com viewpoint, Showcases are paid advertising, as content. From the advertiser viewpoint, Showcases are paid advertising, embedded in, and enhanced by, NextTrip content. For the consumer, a Showcase is informative and entertaining.

While housed on the NextTrip.com site, Travel Showcases are receiving traffic from our Company’s video player which is placed on our Company’s Travel Ad Network and on Affiliates’ sites. Our Company also buys banner display ads on competing travel sites to drive traffic to the Travel Showcases we have sold on NextTrip.com. These stealth buys to deliver targeted traffic to advertisers’ Showcases serve NextTrip.com commitments to Travel Showcase sponsors for a minimum level of ad exposure and inherently drive consumers to NextTrip.com.

We believe that we are out-delivering our promised views, impressions and unique visitor numbers and we expect the Travel Showcase model, in the context of its visibility via Travel Ad Network and Affiliate sites, to become a popular ad model for Next 1 clients.

5. NextTrip Radio: We launched NextTrip Radio on August 25, 2008. An Internet radio station, NextTrip Radio includes 6 hours of travel-talk shows that are repeated 4 times in a 24 hour period. For web listeners, specific programs can be selected and played when desired or listened to live. NextTrip Radio also has a contract to broadcast every Sunday between 3 p.m. and 6 p.m. to 240 terrestrial based stations reaching 475,000 listeners across the United States. Content for NextTrip Radio will often be supplied by advertisers. If, for example, an airline wants to talk about fare changes, they can provide a person for NextTrip Radio hosts to interview.

B. Ad Networks, Other Interactive Vertical Categories:

In addition to its travel vertical, Next 1 will develop other vertical networks.

Next 1 has sales rights to the advertising inventory of both a Women’s-targeted vertical network (100 million monthly impressions) and a travel-related vertical (74 million monthly impressions) already assembled by Adify, a Cox Enterprises web 2.0 company which supplies Next 1’s ad network and ad insertion infrastructure. These relationships are just the first in what Next 1’s management expects will be Next 1’s ability to be an “aggregator of aggregators” to most expediently build ad inventory and sales for our Company by embracing various potential competitors, supplying them with both content and ad revenue. Most recently, Next 1 added OnNetworks and Tremor Media to its audience aggregation model.

The various vertical ad networks we create can be complementary so that we can send content and advertising revenue to others. For example, upscale baby boomers looking at real estate content may click on travel content placed on the real estate site(s). Vertical ad networks can feed each other if their targeted audience demographics overlap relative to an advertiser’s target audience.

We plan to operate up to 10 vertical networks long-term. Networks under consideration include Men, Women, Eco-Green Enthusiasts, Fans & Athletes, Gamers, Health Nuts, Homebodies, Modern Mommies, and Technophiles.

In the above marketplace context, the Company’s creation of rich media, specialized online ad networks is taking advantage of four major market elements: 1) Company content, expertise and contacts in the Travel and Real Estate categories; 2) the rise of specialized networks as viable advertising vehicles for major advertisers; 3) the rise of rich media forms of Internet advertising including video; and 4) management’s relevant expertise, to the benefit of the Company’s prospective advertising clients who depend upon ad inventory suppliers like NextTrip.com to educate and help them execute rich media campaigns.

Marketing

Based on the Travel Ad Network and Affiliate traffic-building programs, Next 1 is implementing cost-effective marketing programs to promote Travel Ad Network, its Affiliates, and NextTrip.com. Each of these promotes the others.

Email Database, Newsletter: Due to our history in the travel industry and to prior acquisitions, our Company has an email database of over 6 million opted-in travelers or prospective travelers which will be used to drive traffic to NextTrip.com, our Travel Ad Network Members and our Affiliates. To exploit this opt-in email database, our Company has developed a travel-oriented newsletter which will be sent to these customers to make them aware of the Sites, special offers, and rewards programs. The newsletter features videos, travel tips, the travel “week in review” and provides complementary access to the NextTrip Plus Shopping Mall, allowing Members to access over 725 major companies’ merchandise at discounts.

Integrated Strategic Approach: We believe that our Company owns or controls all of the pieces necessary to draw travel-targeted traffic to its clients’ ad campaigns. Each of these feeds traffic to the others, directly or indirectly: i) the Travel Ad Network, using Company video assets to attract Travel Ad Network Members; ii) the Affiliate Network; iii) NextTrip Radio; iv) Next 1’s email newsletter; v) community (photo sharing, video sharing and blogging functionality); and vi) the traditional travel businesses’ promotional materials and network of contacts for building out the Travel Ad Network and Affiliate networks.

Management Background: Our Senior staff has much experience at Internet marketing, and believes that they can foster triple digit traffic growth at both the Company’s consumer-direct sites and Travel Ad Network and Affiliate programs. Our Company has major online marketing initiatives underway including search engine optimization (“SEO”), co-op advertising programs where Next 1 and its Affiliates and its advertisers agree to cross-promote each other using rich media on their respective sites (beyond our Company’s standard programs), and other cross-linking and directory services created to work between NextTrip.com and LifeAroundHome.com and their respective allied web sites.

Future Expansion

A. Additional Vertical Networks: We are aggressively addressing the travel category due to our corporate background. However, the longer-term opportunities are to establish 5-10 vertical networks including at least three in 2009 beyond the travel and real estate verticals. Networks under consideration include Men, Women, Eco-Green Enthusiasts, Fans & Athletes, Gamers, Health Nuts, Homebodies, Modern Mommies, and Technophiles.

B. Cross Platform Ad Sales: We believe that just as it took some years for consumer advertisers to discover the Internet, and since rich media-based advertising is still in the development stage on the Internet, that cross-platform ad sales buys will become more common. Our Company has a certain amount of Internet, Internet radio, and cable and satellite television ad inventory at our disposal now, and we believe we will accumulate more of these varied types of multi-media ad inventory in the future.

Multi-media inventory acquisition may be a business development outcome as we work with our ad agency and client-direct sales relationships to foster their use of rich media including video. Next 1 expects that it will meet advertiser’s needs, in a variety of categories, for a one-stop cross-platform media buy.

C. Concierge Services: Along the lines of its new media expansion to complement its existing travel businesses, Next 1 maintains a customer loyalty program, Attaché Concierge Services, which is based on the various types of information Next 1 acquires from its travel customers in the course of planning their trips. Insurance information, medical records, birthdates of family Members and other personal information is provided to Next 1 by travelers in the routine course of business. To build upon this personal information submittal, Next 1 plans to offer travelers two services. “Travel Vault” serves frequent travelers to preserve their personal information for frequent easy reference. “Lifetime Concierge” reminds NextTrip clients of birthdays, expirations, and other life-important occasions. Lifetime Concierge will also alert customers to new video and/or other content in customer-defined areas of interest such as “golf” or “golf in Bermuda.” By offering the customer life reminder and content alert utilities, we hope to further embed our Company in the minds of our clients as their one stop for all things travel.

Competition and Competitive Advantages

Competitive Advantages:  We believe that our history, management team, proprietary technology and relationships afford us key competitive advantages in the rich media ad sales marketplace. Additionally, we believe the following places our Company in a position to compete favorably:

1)
Next 1 owns or controls nearly 3000 hours of video content representing over 400 destinations around the world. This content represents significant leverage in continuing to build the Travel Ad Network, since consumer sites need video, and most do not have it.

2)
Next 1’s control of a digital cable TV network in the real estate vertical category, with current access to 4 million digital cable homes representing 10 million potential viewers, in Comcast markets; the network has significant expansion potential.

3)	Brands On Demand management has been selling advertising in the new media arena since 1996, and has relationships with high-level media buyers and new media specialists at many key ad agencies.
4)
Next 1 has aggregated, through its various assets and relationships, access to rich media banner ad inventory of nearly 1 billion monthly impressions across multiply vertical audience segments, including up to 180 million video views as potential advertising inventory generated by Company content.

5)
Next 1’s travel companies are established and well-respected in the travel industry, affording us the ability to leverage its long-standing relationships with major travel industry suppliers who are also major travel industry advertisers.

6)
Next 1’s competitors appear to be operating on “web 1.0” technologies, and our Company’s recent entry actually imbues it with technology advantages as our Company is able to build on “web 2.0” technology platforms.

7)
Next 1 is a first mover bringing together rich media, video, web radio, interactive TV, showcases, search and ecommerce solutions and has combined these characteristics a unique digital media platforms to offer an increased value proposition to consumers, publishers and advertisers.

8)
Next 1 has embraced the principle of “co-competition”(cooperating with the competition), a model by which competitors engage in legally-permitted alliances; for example, several of Next 1’s competitors in the travel and online ad network businesses have agreed to cooperate with NextTrip on key fronts for mutual traffic and ad sales revenue generation.

A. Competition: Competition comes from many established travel sites and certain aspiring travel networks. Sites like travel.com, travelchannel.com, expedia.com and many others still run on “web 1.0” technologies, and seem narrowly-focused on their own core functionality like fare searches and ticket sales. Other travel ad networks exist, including those by Adify, Tremor Media and NBC Universal. In the Internet’s world of co-competition, Next 1 has already struck alliances with these networks to sell their ad inventory. These firms value Next 1’s abilities and relationships which enable Next 1 to structure creative deals across these networks, which these networks would not structure themselves. Next 1 has also proven to be a superior innovator in the minds of its client ad agencies, due to Next 1’s consistent push for rich media campaigns, while Next 1 competitors continue to just “move inventory” of relatively static display ads.

B. Interactive Advertising Inventory and Client Access: Our Company is able to gain access to unique rich media ad sales opportunities due to the backgrounds and experience of its predecessor companies and management team. Our Company’s acquisition of Brands On Demand brought senior staff who have spent the better part of this decade building relationships and selling countless ad campaigns to large ad buying agencies which already deploy rich media campaigns as a matter of being “ahead of the curve” in their businesses. Company executives have ongoing contact with ad agency executives at all of the top 25 agencies. Brands advertisers on the Travel Ad Network have most already included, for example, Circuit City, Luxor Hotels, McDonalds, Showtime and Dell.

Owing to the tenure of Next 1 subsidiaries in the traditional travel world, our Company has preferred vendor relationships with many key travel suppliers including hotel chains, airlines, cruise lines, tourist boards, and attractions. Each of these travel suppliers advertises their services in the mass media, and we believe we can access these prospective clients directly. Ad sales executives traditionally sell to advertising brands via the ad agencies chosen by those brands to buy their media time, and such access to clients directly is highly coveted.

Emphasis on Rich Media Sales, Professional Video Content, and Original Short-Form Video: As the trend towards rich media campaigns (including video) on the Internet continues to accelerate, advertisers are finding that original, targeted, professionally produced video that can be sponsored is hard to find. Next 1 discovered that it can fulfill the current market need for sponsorable, relevant video. Big media companies like Viacom, Fox and Time Warner are focused on selling pre-roll video advertising on their most popular TV shows which are now also distributed on the Internet. For advertisers seeking a “travel” audience, or an audience of “women”, the TV show advertising model does not optimize their ad dollars spent, as can Next 1’s more targeted approach. We believe that we will be a first-mover as a provider of original, relevant video for advertisers to sponsor on the Internet.

C. Sector-Specific Video: We own a travel video library of over 400 destinations comprising over 3000 hours of footage. This is of key importance for expanding Company relationships with advertisers and other travel sites, as the video content represents core rich media content desired by these Affiliate travel sites. For our Company, the video content represents rich media (specifically, video) advertising inventory. In addition to our Company’s own library of 100’s of hours of travel video, we have agreements with GeoBeats, Compulsive Traveler and The Golf Show for rights to travel shows representing 100’s of additional hours of travel related programming. This makes Next 1 a significant source of professionally produced travel video on the Internet. By offering this wide variety of video content to travel sites that don’t have video content, our Company is able to distribute our video player which houses the content and Next 1 thus controls the video inventory associated with viewership of its video as generated by sites in its Network. Moreover, advertisers appreciate the availability of professionally produced video alongside which to place their rich media campaigns.

Original Sector-Specific and/or Advertiser-Specific Video Creation: Professionally produced general travel videos, like “Destination of the Day” are appealing to our Company’s travel advertisers as pre-roll inventory. For other categories of advertiser who are interested in other Company vertical network offerings, similar sorts of original video pertinent to the sector can be created. Since these are all, by definition, very short in length, and since they can be based around existing footage, stock footage and/or modern-day PC-based production, editing, graphics and animation tools, cost-effective short-form production is now possible. Next 1 is allied with GeoBeats, which, while focused on original production for the travel sector, we believe they have become expert at cost-effective short-form production and has the capability of producing original short-form segments for any sector.

D. Strategic Partnerships Leveraging Operating Resources and Distribution: Next 1’s strategic partnerships, described below, enable the Company to implement technologies, services and business models that would have required expensive, dedicated in-house know-how just a few years ago. Technology and business model advances in the general Internet space have enabled our Company to assemble a virtual infrastructure, that is, one which uses other parties’ technical services to assemble, for example, the Travel Ad Network. Each of these technology providers enables our Company to operate its services at a vastly superior cost structure compared with established “web 1.0” sites still operating on labor-intensive older technology platforms which were required prior to the advent of NextTrip.com “web 2.0” technology suppliers. Next 1’s key new media operating infrastructure is provided by Adify, a Cox Enterprises company. Adify’s technology enables ad insertion, reporting and billing on NextTrip.com and the Travel Ad Network. Social networking services for NextTrip.com are provided by technology supplier Ning.com. Video player services are provided by BrightCove.com, which also enables our Company to make its content and player available through the BrightCove Syndication Marketplace.

Adify: Adify (a Cox Enterprises company), is the ad trafficking, reporting and infrastructure provider for NextTrip.com and the Next 1 Travel Network. The Adify relationship goes beyond Adify providing technology support - Adify has agreed to make relevant sites in its own online ad sales networks available to be part of the Next 1 Travel Network. We believe we will gain access to tens of millions of additional unique impressions monthly over the next few months as Adify-Affiliated sites become part of the Next 1 network.

BrightCove: Our Company’s relationship with BrightCove, technology provider behind the Travel Ad Network video player, also provides us with a source of vertical network site Members, and provides us with a syndication sales outlet for its travel-related content beyond our use of its content on the player itself.

Ning.com: Our Company has an agreement with Ning.com to power its social networking features, vastly reducing the upfront cost and maintenance formerly associated with providing this type of functionality to users.

GeoBeats: GeoBeats is a new media production company which cost-effectively delivers professionally-produced content, exploiting the most advanced editing and production technologies. GeoBeats is producing content specifically for Company-orchestrated rich media ad campaigns; Next 1 procures advertisers who need, or want, to place their ads in front of a certain type of content, and Next 1 commissions GeoBeats to produce 15 second to 120 second segments fitting the content type as requested by the advertiser. Next 1 then distributes the advertising and content together across Next 1’s most appropriate online ad network(s). As our Company expands into networks beyond travel, GeoBeats will play a growing role in providing unique, original, quality content to satisfy the growing demand of advertisers for original content that fits their sector-targeting needs.

OnNetworks: Similar to GeoBeats, OnNetworks produces original content for distribution to other sites. Their affiliates include AT&T, Comcast, Hulu (NBC Universal/News Corp.), Adobe, Google, Fye, Hotwire and over 50 others, totaling a potential audience reach of 180 million Internet users. OnNetworks recently agreed to provide Next 1 with ad inventory relating to their widely distributed video. Also, OnNetworks will distribute Next 1 video in association with rich media ad campaigns Next 1 develops, including those involving GeoBeats’ production of original video for Next 1. Ancillary to our Company’s core business, Next 1 also has the right to represent OnNetworks’ content for traditional content syndication (straight cash sales of content to other web sites, unrelated to ad campaigns); the addition of OnNetworks content to Company syndication efforts is important to achieving a critical mass of “programming” (aka “content”) for sale, building upon the Company’s existing inventory of wholly-owned content.

NBC Universal: NBC Universal has created an online travel network called TravelSkoot. In co-petition fashion, TravelSkoot has given exclusive sales rights to Next 1 for the alcohol, credit card and cruise line advertiser categories. Next 1 can sell any other inventory on the TravelSkoot site, but our Company is most involved in exploiting our aforementioned exclusive category sales rights. The relationship with NBC Universal is a result of our management’s relationships and role in the online marketplace over the past five years, and is recognition of Next 1’s unique abilities in the rich media sales arena. Next 1 expects its NBC Universal relationship to spawn other such alliances.

Tremor Media: Tremor Media operates a competing roster of online ad networks. Owing to our Company’s embrace of the common Internet model of “co-competition”, Next 1 has arranged to utilize Tremor Media ad inventory in Next 1-orchestrated ad campaigns. Again, Tremor, like others, operates mainly in the static display ad arena, and is not focused on provisioning original video for advertisers to create truly rich media campaigns.

Sources and Availability of raw materials and the names of principal suppliers

Our products do not require the consumption of raw materials.

Dependence on one or a few customers

We plan to market our products through distribution networks that aim to reach vast audience nationwide. We do not anticipate that we will depend on one or few customers.

The need for government approval of principal products or services

There are currently no regulations governing our products or services.

Research & Development

The Company is not currently engaged in any research and development. The Company is currently focused on marketing and distributing its current inventory of products and services.

Employees

The company has 15 full time employees and no part time employees.

DESCRIPTION OF PROPERTIES

The Company leases office space in Florida and Pennsylvania.

Florida

Pursuant to a lease agreement, the Company is leasing from WBP One Limited Partnership, Suite 105 of the building commonly known as Beacon Pointe I located at 2400 North Commerce Parkway, Weston, Florida 33326. In accordance with the terms of the lease agreement, the Company is renting approximately 4,740 rentable square feet of commercial office space, for a term of four years starting 12/31/2006 through 12/31/2010. The rent for the calendar year 2008 is $99,013.00.

Pennsylvania

Pursuant to a lease agreement, the Company is leasing from Darlington Commons, L.P., approximately 2,905 rentable square feet of commercial office space, for a term of one year starting 6/1/2008 through 6/1/2009. The rent for the calendar year 2008 is $62,457.50.

The Company owns no real property.

LEGAL PROCEEDINGS

During the past five years no director or executive officer of the company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The $1.00 per share offering price of our common stock was determined based on our internal assessment of what the market would support. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We have arbitrarily established the offering price. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “MXEX” and we are a reporting entity under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders.

DILUTION

The common stock to be sold by the Selling Stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDENDS

We do not intend to declare any dividends in the foreseeable future. We presently intend to retain earnings, if any, for the development and expansion of our business.

SELLING STOCKHOLDERS

The Selling Stockholders named in this prospectus are offering an aggregate of 10,832,840 shares of our common stock registered in a registration statement of which this prospectus is a part. The Selling Stockholders acquired such shares of our common stock under the exemption from the registration requirements under Regulation D and Section 4(2) promulgated under the Securities Act.

To the best of our knowledge, none of the Selling Stockholders are a broker-dealer, underwriter or affiliate thereof. The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including, the number of shares of our common stock beneficially owned by each prior to this offering; the total number of shares of our common stock that are to be offered by each Selling Stockholder; the total number of shares that will be beneficially owned by each Selling Stockholder upon completion of the offering; the percentage owned by each upon completion of the offering.

The Selling Stockholders include 223 of the Company’s shareholders. The Directors and Officers will not be able to sell their shares; they will comply with SEC regulations:

	Beneficial Ownership Before Offering		Number of Shares	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Being Offered	Number of Shares	Percent (2)
1120423 ONTARIO LTD	20,750	0.11%	20,750	0	—
2086680 ONTARIO INC(3)	5,810	0.03%	5,810	0	—
6327451 CANADA LIMITED(4)	7,304	0.04%	7,304	0	—
ABM INVESTMENTS(5)	16,600	0.09%	16,600	0	—
ALLPENNYSTOCK.COM MEDIA INC	166	0.00%	166	0	—
ANITA ANDERSON	4,150	0.02%	4,150	0	—
ANNA ANDREOLA	208	0.00%	208	0	—
KAREN M. ANDREOLA	1,682	0.01%	1,682	0	—
YASIR ASSAF	125	0.00%	125	0	—
PENSION FINANCIAL SERVICES CANADA INC ITF	332	0.00%	332	0	—
AYI AYAYI	9,960	0.05%	9,960	0	—
BLACKMONT CAPITAL INC ITF JULIAN BALDRY	2,211	0.01%	2,211	0	—
JOHN BARTLETT	830	0.00%	830	0	—
MARK BATES	34,860	0.19%	34,860	0	—
MICHAEL BAYBAK	2,490	0.01%	2,490	0	—

	Beneficial Ownership Before Offering		Number of Shares	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Being Offered	Number of Shares	Percent (2)
GEORGE BEAUDER	2,075	0.01%	2,075	0	—
CATHY BERGMAN	208	0.00%	208	0	—
JANE BLANKSHAIN	64	0.00%	64	0	—
DR RALPH BLATT	249	0.00%	249	0	—
RALPH BLATT	178,151	0.96%	178,151	0	—
ANDRA BOLIKER	2,490	0.01%	2,490	0	—
MARK BOTTRILL	124,500	0.67%	124,500	0	—
KEVIN BULLOCK	329	0.00%	329	0	—
BYRON CALOVOULOS	41,500	0.22%	41,500	0	—
SUSAN CAMPBELL	41,500	0.22%	41,500	0	—
VAN CAMPBELL	83,000	0.45%	83,000	0	—
CARDEL SERVICES(6)	10,425	0.06%	10,425	0	—
BILL CAWSTON	8,300	0.04%	8,300	0	—
CEDE & CO.	289,781	1.57%	289,781	0	—
BRIAN CHADBOURNE	153	0.00%	153	0	—
PENSION FINANCIAL SERVICES CANADA INC ITF	332	0.00%	332	0	—
GREGORY H COLNER	199	0.00%	199	0	—
SEAN COLONELLO	1,660	0.01%	1,660	0	—
MARIANNA & PAUL COLUMBUS	16,600	0.09%	16,600	0	—
PENSION FINANCIAL SERVICES CANADA INC ITF	332	0.00%	332	0	—
PENSON FINANCIAL SERVICES OF CANADA INC	689	0.00%	689	0	—
DINA CORDIANO	415	0.00%	415	0	—
VINCE CORDIANO	1,383	0.01%	1,383	0	—
VINCE CORDIANO IN TRUST	1,245	0.01%	1,245	0	—
KEVIN COSTNER	431,519	2.33%	431,519	0	—
DANIEL A. COTTER	64	0.00%	64	0	—
MIKE CRAIG	987,008	5.33%	987,008	0	—
BEVERLY DALLISON	11,920	0.06%	11,920	0	—

	Beneficial Ownership Before Offering		Number of Shares	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Being Offered	Number of Shares	Percent (2)
FRANK DALLISON	204,014	1.10%	204,014	0	—
FRANK DALLISON IN TRUST	1,195	0.01%	1,195	0	—
HEATHER J. DALLISON	1,682	0.01%	1,682	0	—
PATRICIA C. DALLISON	2	0.00%	2	0	—
INVESTOR COMPANY IN TR FOR DIETMAR DAMM	271	0.00%	271	0	—
LYNN C. DAVIS TTEE	96	0.00%	96	0	—
CLAUDE DESCHAMPS	630	0.00%	630	0	—
DENISE DEVENUTO	3,320	0.02%	3,320	0	—
DENNIS DEYAGHER	8,599	0.05%	8,599	0	—
DOUGLAS DEYAGHER	23,517	0.13%	23,517	0	—
P JAMES DONNELLY	415,000	2.24%	415,000	0	—
GEORGE DUGGAN	830	0.00%	830	0	—
ANNE EIDLITZ	20,750	0.11%	20,750	0	—
ARNOLD EIDLITZ	107,900	0.58%	107,900	0	—
CAREY EIDLITZ MEDICINE PROFESSIONAL CORP	99,600	0.54%	99,600	0	—
A. JOEL EISENBERG	2,095	0.01%	2,095	0	—
FENAC CORP.	3,320	0.02%	3,320	0	—
OSSO FINE	169	0.00%	169	0	—
LAWRENCE W. FINN	2,022	0.01%	2,022	0	—
DONALD M. FIORITO	2,075	0.01%	2,075	0	—
MARK FIORITO	22,825	0.12%	22,825	0	—
SUSAN FIORITO	36,158	0.20%	36,158	0	—
BARBARA FISCHER	33,250	0.18%	33,250	0	—
EDWARD R FISHER	16,600	0.09%	16,600	0	—
WILLIAM G. FORHAN	58,100	0.31%	58,100	0	—
PENSION FINANCIAL SERVICES CANADA INC. ITF	332	0.00%	332	0	—
ANTONIO M. FREIRE	99,600	0.54%	99,600	0	—
KEN FUJIMORI	24,900	0.13%	24,900	0	—

	Beneficial Ownership Before Offering		Number of Shares	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Being Offered	Number of Shares	Percent (2)
NBCN CLEARING INC FBO TIM GALLAGHER	1,245	0.01%	1,245	0	—
MOSHE GELLIS	66,400	0.36%	66,400	0	—
MOSHE GELLIS IN TRUST	141,100	0.76%	141,100	0	—
SAM GELLIS	664	0.00%	664	0	—
WESLEY GENTLE	41,500	0.22%	41,500	0	—
BRUCE GIBSON	149	0.00%	149	0	—
GLOBAL CONSULTING GROUP INC(7)	8,549	0.05%	8,549	0	—
MARGARET GOBERT	24,900	0.13%	24,900	0	—
ALAN GOLDMAN	830	0.00%	830	0	—
JEFF GOLDSMITH	32	0.00%	32	0	—
WARREN GOLDEN	16,600	0.09%	16,600	0	—
RICHARD S. GORE	64	0.00%	64	0	—
CHARLES GRAY	598	0.00%	598	0	—
PETER W. & ELIZABETH K. GRAY	16,102	0.09%	16,102	0	—
HARRY GREEN	945	0.01%	945	0	—
GUNDYCO	2,490	0.01%	2,490	0	—
LARRY HAMBLIN	8,300	0.04%	8,300	0	—
BETTY HAWKINS	80	0.00%	80	0	—
MAX HECHT	16,600	0.09%	16,600	0	—
ANTHONY J. HITCHEN	1,760	0.01%	1,760	0	—
ELAINE A. HOFFMAN	64	0.00%	64	0	—
KEN HOGENES	432	0.00%	432	0	—
HOLLYGOLD ENTERPRISES LP(8)	16,600	0.09%	16,600	0	—
EDWARD HUNTSMAN	830	0.00%	830	0	—
SHELLY KALE	448	0.00%	448	0	—
MARCIA KAPUNIAI	83,000	0.45%	83,000	0	—
NILES KAPUNIAI	83,000	0.45%	83,000	0	—
DOREEN KERBY	830	0.00%	830	0	—

	Beneficial Ownership Before Offering		Number of Shares	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Being Offered	Number of Shares	Percent (2)
JAMES KERBY	48,140	0.26%	48,140	0	—
DARREN KETTLEWELL	189,240	1.02%	189,240	0	—
ROBERT BLAYNE KETTLEWELL	16,600	0.09%	16,600	0	—
WARREN KETTLEWELL	871,362	4.71%	871,362	0	—
KIF CAPITAL CORP(9)	12,658	0.07%	12,658	0	—
KJELDSON HOLDINGS LTD(10)	3,320	0.02%	3,320	0	—
OTTO KJELDSEN	4,150	0.02%	4,150	0	—
GEORGE KLEIN	16,600	0.09%	16,600	0	—
EDWARD P. KOHN	128	0.00%	128	0	—
RICHARD HENRI KREGER	2,847	0.02%	2,847	0	—
BENNETT KURTZ	9,794	0.05%	9,794	0	—
PETER J LAIPNIEKS	4,980	0.03%	4,980	0	—
MARCIA LEE	3,320	0.02%	3,320	0	—
POLAM LEE	3,320	0.02%	3,320	0	—
AARON LEHMAN	39,840	0.22%	39,840	0	—
AARON LEHMANN	16,600	0.09%	16,600	0	—
NED LEVITT	166,000	0.90%	166,000	0	—
DERRICK LEWIS	4,150	0.02%	4,150	0	—
DR ROBERT LICHENSTEIN	3,486	0.02%	3,486
LIGHT SPEED	1,653	0.01%	1,653	0	—
LSP PARTNERS LP(11)	16,600	0.09%	16,600	0	—
MAC & CO(12)	16,016	0.09%	16,016	0	—
LOUS W MACEACHERN	88,660	0.48%	88,660	0	—
LW MACEACHERN	463,140	2.50%	463,140	0	—
ERV MAGRAM	16,600	0.09%	16,600	0	—
TERRY MANION	76,891	0.42%	76,891	0	—
JOHN MARGETIS	41,500	0.22%	41,500	0	—
JEFFREY MARKLE	41,500	0.22%	41,500	0	—
JOSEPH MARKOVITS	24,900	0.13%	24,900	0	—
TED MARKOVITS	101,069	0.55%	101,069	0	—

	Beneficial Ownership Before Offering		Number of Shares	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Being Offered	Number of Shares	Percent (2)
TED MARKOVITS AND/OR EVA MARKOVITS JT	166	0.00%	166	0	—
TED MARKOVITS IN TR	3,735	0.02%	3,735	0	—
TED MARKOVITZ	119,545	0.65%	119,545	0	—
HEATHER MARTIN	149,037	0.81%	149,037	0	—
PENSION FINANCIAL SERVICES CANADA INC ITF	498	0.00%	498	0	—
PENSON FINANCIAL SERVICES CANADA INC ITF	1,788	0.01%	1,788	0	—
L W MCEACHERN	4,980	0.03%	4,980	0	—
MICHAEL MEYER	41,500	0.22%	41,500	0	—
MIKE MEYER	17,928	0.10%	17,928	0	—
MIDLOTHIAN LIMITED(13)	4,980	0.03%	4,980	0	—
MIDWEST FENCE CORPORATION(14)	80	0.00%	80	0	—
JENNIFER MOISO	315,400	1.70%	315,400	0	—
PENSION FINANCIAL SERVICES CANADA INC ITF	199	0.00%	199	0	—
NEIL NATHAN	8,300	0.04%	8,300	0	—
NBCN CLEARING INC	20,199	0.11%	20,199	0	—
ODYSSEUS SOLUTIONS LLC(15)	1,245	0.01%	1,245	0	—
DENNIS O'SHAUGHNESSY	128	0.00%	128	0	—
OTALARYNGOLOGY GROUP LTD PROFIT(16)	80	0.00%	80	0	—
OZ EDITING	70	0.00%	70	0	—
GORD PAULSON	24,900	0.13%	24,900	0	—
GORDON PAULSEN	41,500	0.22%	41,500	0	—
KALIM PIRBHAI	35,491	0.19%	35,491	0	—
NBCN CLEARING INC FBO OLIVER PLETT	18,260	0.10%	18,260	0	—
OLIVER PLETT	83,000	0.45%	83,000	0	—

	Beneficial Ownership Before Offering		Number of Shares	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Being Offered	Number of Shares	Percent (2)
PRO EQUITY INC(17)	16,600	0.09%	16,600	0	—
CHRISTINA PSILLAS	41,500	0.22%	41,500	0	—
KENNETH PSILLAS	41,500	0.22%	41,500	0	—
SOPHIE PSILLAS	166,000	0.90%	166,000	0	—
WILLIAM F PSILLAS	166,000	0.90%	166,000	0	—
M.J. & N.L. RAGIR FOUNDATION(18)	160	0.00%	160	0	—
RAHN & BODMER	526,884	2.85%	526,884	0	—
THE RIDER GROUP(19)	688,900	3.72%	688,900	0	—
THE RIDER GROUP INC(20)	116,604	0.63%	116,604	0	—
THE DREAMWEAVER TR , RONALD S. RIPPS	1,079	0.01%	1,079	0	—
ANDRAE ROBERTS	33,200	0.18%	33,200	0	—
TERRY ROOD	4,150	0.02%	4,150	0	—
RUBENSTEIN FAMILY FUND	160	0.00%	160	0	—
GORDON RUBENSTEIN	17	0.00%	17	0	—
DAVID SARDA	1,992	0.01%	1,992	0	—
NANDY M. SARDA	18,592	0.10%	18,592	0	—
RABIN M SARDA	1,660	0.01%	1,660	0	—
RAM M SARDA	3,320	0.02%	3,320	0	—
STAURNINO PRODUCTION SERVICES(21)	830	0.00%	830	0	—
KARL SCHOER	213	0.00%	213	0	—
JOHN SCHUNK	1,494	0.01%	1,494	0	—
LEONARD SEEBACH	8,300	0.04%	8,300	0	—
ROBERT F. SEEBECK	80	0.00%	80	0	—
KEN SHEWFELT	9,124	0.05%	9,124	0	—
HELENE SHIFMAN	39,010	0.21%	39,010	0	—
SHELLEY SHIFMAN	345,169	1.86%	345,169	0	—
PENSON FINANCIAL SERVICES OF CANADA INC	147	0.00%	147	0	—
SICHENZIA ROSS FRIEDMAN FERENCE LLP(22)	16,600	0.09%	16,600	0	—

	Beneficial Ownership Before Offering		Number of Shares	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Being Offered	Number of Shares	Percent (2)
STEPHEN SIMMS	332	0.00%	332	0	—
STEPHEN SIMS	37,516	0.20%	37,516	0	—
DAN M SKOLDS	3,320	0.02%	3,320	0	—
GAYLE STEPHENS	16,600	0.09%	16,600	0	—
ADRIANUS VAN STIPHOUT	16,600	0.09%	16,600	0	—
ED VAN STIPHOUT	3,320	0.02%	3,320	0	—
STEPHEN STRACHAN	166,000	0.90%	166,000	0	—
RYAN STUCKEY	199,200	1.08%	199,200	0	—
ROBERT T SULLIVAN	398	0.00%	398	0	—
LLAJ SZAMOSI	4,150	0.02%	4,150	0	—
TEMUCO LIMITED(23)	3,980	0.02%	3,980	0	—
ALICE TORRANCE	415	0.00%	415	0	—
TOT PRODUCTIONS	199	0.00%	199	0	—
EDWARD TUBMAN	398	0.00%	398	0	—
ROBERT SHAWN TUBMAN	124,500	0.67%	124,500	0	—
SHAWN TUBMAN	1,225	0.01%	1,225	0	—
KERRY TULLY	3,735	0.02%	3,735	0	—
LUDMILLA VACEK	50	0.00%	50	0	—
ADRAIANUS VAN STIPHOUT	16,600	0.09%	16,600	0	—
WARDENCLYFFE LLC(24)	2,132	0.01%	2,132	0	—
ANTHONY WATANABEE	349	0.00%	349	0	—
MARK WAXER	5,188	0.03%	5,188	0	—
GERHARD WEIDELICH	83,000	0.45%	83,000	0	—
MICHAEL WEISS	8,300	0.04%	8,300	0	—
BRETT WHITEHILL	41,500	0.22%	41,500	0	—
CORY WHYTE	41,500	0.22%	41,500	0	—
LINCOLN JAMES WHYTE	232,400	1.26%	232,400	0	—
LISA WHYTE	232,400	1.26%	232,400	0	—

	Beneficial Ownership Before Offering		Number of Shares	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Being Offered	Number of Shares	Percent (2)
PAUL WILLIAMS	996	0.01%	996	0	—
ALBERT J. WIRTH	64	0.00%	64	0	—
WITVOET LIMITED(25)	72,326	0.39%	72,326	0	—
BLAIR YOUNG	32	0.00%	32	0	—
YOUNG FAMILY TR	128	0.00%	128	0	—
JAMES & LESLIE YOUNG	64	0.00%	64	0	—
KYLE YOUNG	32	0.00%	32	0	—
Total	10,832,840	58.52%	10,832,840	0	—

Notes
(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the Selling Stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)	Applicable percentage of ownership is based on 18,511,500 shares of common stock outstanding.
(3)	Mark Bates has voting and dispositive control over 2086680 Ontario, Inc.
(4)	Ken MacAlpine has voting and dispositive control over 6327451Canada Ltd.
(5)	Owen Menzel has voting and dispositive control over ABM Investments.
(6)	Les Thompson has voting and dispositive control over Cardel Services.
(7)	Michael Bayback has voting and dispositive control over Global Consulting Group, Inc.
(8)	Warren Golden has voting and dispositive control over Hollygold Enterprises LP.
(9)	Ken MacAlpine has voting and dispositive control over KIF Capital Corp.
(10)	Otto Kjeldson has voting and dispositive control over Kjeldson Holdings Ltd.
(11)	Aaron Lehman has voting and dispositive control over LSP Partners LP.
(12)	Andy Goodwin has voting and dispositive control over Mac & Co.
(13)	Derrick Bunvain has voting and dispositive control over Midlothian Ltd.
(14)	E.J. Bell has voting and dispositive control over Midwest Fence Corp.
(15)	Monish Luthsa has voting and dispositive control over Odysseus Solutions LLC.
(16)	Dr. C. Weingarten has voting and dispositive control over Otolaryngology Group Ltd Profit.
(17)	Nandy Sarda has voting and dispositive control over Pro Equity Inc.
(18)	N.L. Ragir has voting and dispositive control over M.J. & N.L. Ragir Foundation.
(19)	Mark Rider has voting and dispositive control over The Rider Group.
(20)	Mark Rider has voting and dispositive control over The Rider Group Inc.
(21)	Georgio Sakarino has voting and dispositive control over Staurnino Production Services.
(22)	Gregory Sichenzia has voting and dispositive control over Sichenzia Ross Friedman Ference LLP.
(23)	Andreas Oberle has voting and dispositive control over Temuco Ltd.
(24)	Andra Boliker has voting and dispositive control over Wardenclyffe LLC.
(25)	Derrick Buntain has voting and dispositive control over Witvoet Ltd.

Relationships

Except as otherwise provided, to our knowledge none of the Selling Stockholders:

1.	Is an affiliate of a broker-dealer;
2.	Has had a material relationship with us other than as a stockholder at any time within the past three years; or

3.	Has ever been one of our officers and directors.

Doreen Kerby is the mother, and James Kerby is the brother of the Company’s CEO, William Kerby. Neither Doreen Kerby nor James Kerby are legally dependent on William Kerby, nor do either reside in the same household as William Kerby.

Cory Whyte, James Whyte, Lincoln Whyte, and Lisa Whyte are the adult children of the Company’s Chairman, William James Whyte. Neither Cory Whyte, James Whyte, Lincoln Whyte, nor Lisa Whyte are legally dependent on William James Whyte, nor do any of them reside in the same household as William James Whyte.

William Forhan is a business consultant of the Company and received his shares of common stock for services rendered.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the Selling Stockholders to sell their shares on a continuous or delayed after this registration statement is declared effective by the Securities and Exchange Commission. The Selling Stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

•	In public markets as the common stock may be trading from time to time;
•	In privately negotiated transactions;
•	Through the writing of options on the common stock;
•	In short sales; or
•	In any combination of the aforementioned methods of distributions.

We have arbitrarily established the offering price. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “MXEX” and we are a reporting entity under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders. As our common stock is quoted on the OTC Bulletin Board, the sales price to the public will vary according to the selling decisions of each Selling Stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•	the market price of our common stock prevailing at the time of sale;

•	a price related to such prevailing market price of our common stock; or

•	such other price as the Selling Stockholders determine from time to time.

The Selling Stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the Selling Stockholders, or, if they act as an agent for the purchaser of such common stock, from such purchaser. The Selling Stockholders are expected to pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the Selling Stockholders named in this prospectus.

The estimated costs of this offering are $64,511. We are bearing all costs relating to the registration of the common stock. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The Selling Stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and be required to, among other things:

•	Not engage in any stabilization activities in connection with our common stock;

•	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the Selling Stockholders or any other such person. In the event that the Selling Stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the Selling Stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the Selling Stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the Selling Stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the respective names, ages and positions of our directors and executive officers as well as the year that each of them commenced serving as a director with Next 1. The terms of all of the directors, as identified below, will run until our annual meeting of stockholders in 2008.

Person and Position:	Age:	Director Since:
James Whyte — Chairman of the Board	62	2008
William Kerby — Chief Executive Officer and Vice Chairman	51	2008
David Fisher — Chief Financial Officer	55	2008
Bradley Heureux — Chief Marketing Officer and Director	44	2008
Anthony Byron — Chief Operating Officer and Director	55	2008

Management and Director Biographies

 James Whyte - Chairman:

•
1977- 2008 Entrepreneur in Travel Industry owned and operated over 12 companies as Canadian Marketing Consultants, offices located in Vancouver, Honolulu, and Sydney; including 20 retail Travel Agencies and 1,056 boat slip Marina

James Whyte has 38 years experience in the Travel and Real Estate Industries as senior management, entrepreneur and owner of several Travel and Real Estate related companies. Jim’s experience includes owner of 20 Travel Agents and wholesale travel companies, travel magazines, owner of a Hotels in Australia and San Francisco, printing, marketing, marina's, as well as several real estate developments and ventures worldwide. Jim has lived in Australia, Canada and the USA. His diverse career included supervision of 20- 250 employees at a time.

In the past 5 years he has been President of three companies (continuously during the full 5 years): Globespan (travel) had 25 employees, Moberly Investments (property management) was staffed with 12 employees and Lowtian (property development) employed 15.

Over the years, Jim was involved in several travel trade associations ACTA, ASTA, SKAL, HVB, ATO, Tourism Canada, etc. He has attended countless travel trade events: ATE (15 times), PowWow (20 times), Rendezvous and WTM (10).

Jim was a member of many government committees, focus groups etc. including: the White House Commission on Tourism & Travel, the Hawaii Visitor Bureau, and Australia Tourism etc.

William Kerby –Vice Chairman & Chief Executive Officer:

•	2002 – 2008 Acquired Cruise Shoppe and expanded business to Extraordinary Vacation Group Inc as CEO and currently CEO of Next 1 Interactive, Inc.

Mr. William Kerby had many years of professional and general management experience and has developed and built a number of successful corporations. His history includes:

From 2004 to Present, Mr. Kerby has been the Chairman and CEO of Extraordinary Vacations Group and has overseen the development and operations of both the Travel and Media divisions of the company. Travel operations include Cruise & Vacation Shoppes - consortia of nearly 200 cruise agencies, Attaché - a Concierge Services agency, Maupintour Extraordinary Vacations - a tour operation (discontinued in early 2008), the Travel Magazine - a TV series of 160 travel show and Brands on Demand - a digital media and marketing company.

2002 to 2004 Mr. Kerby was Chairman of Cruise & Vacation Shoppes (which included the “Travel Magazine) after it was acquired by a small group of investors and management from Travelbyus. He was given the mandate to expand the operations focusing on a marketing driven travel model.” In June 2004 Cruise & Vacation Shoppe was merged into Extraordinary Vacations Group.

1999 to 2002– Founder of Travelbyus a publicly traded company on the TSX and NASD Small Cap. The launch included an intellectually patented travel model that utilized technology-based marketing to promote its travel services and products. Mr. Kerby negotiated the acquisition and financing of 21 Companies encompassing multiple tour operators, 2,100 travel agencies, media that included print, television, outdoor billboard and wireless applications and leading edge technology in order to build and complete the Travelbyus model. The company had over 500 employees, gross revenues exceeding $3 billion and a Market Cap over $900 million.

Anthony Michael Byron- Chief Marketing Officer:

•	1986 - 2008 worked for Meridican Incentive Consultants d/b/a Meridican Travel Inc. as President to 8/1/2008

Anthony Byron, a 33 year industry veteran and a respected leader in the motivational incentive travel and event marketing industry. He graduated from York University in Toronto with an Honours Bachelor of Arts Degree.

Mr. Byron has owned and operated various different Travel and Incentive companies, including wholesale tour operations, retail travel, Incentive travel and Event management.  Prior leadership roles in the travel field includes; President of Hemisphere Tours Ltd. (an international tour wholesale package tour operator, employing 7 employees and generating revenues of $5 million), President of Travelsphere Inc./Select Travel Inc. (a retail and Incentive tour company with 55 employees generating over $8 million revenue), and President of The Travel Producers Inc. (a corporate Incentive travel firm which was merged with Meridican in 1986)

He remains active as the President and CEO of Meridican Incentive Consultants, with annual sales of $10 million with 14 full time and over 20 part-time and contract employees.

Mr. Byron joined NextTrip Inc. in August 2008, working with a staff of 15 employees including 5 senior managers.

Bradley Heureux - Chief Marketing Officer:

•	1999-2005 Director Interactive Sales for Comcast Cable Company

•	2005-2008 President and Founder of Digital Media and Marketing Company

Brad Heureux is a 20 year industry veteran and a respected leader in the interactive media and advertising industry. Brad’s prior leadership in the interactive space at Comcast corporate has resulted in development of Interactive Sales platforms that include new business opportunities and advanced advertising models on TV, internet, interactive TV, video on demand and mobile. Brad also directed Comcast’s Google search contract as well as Comcast’s national, regional and local interactive advertising sales teams as part of the $1.4 billion ad sales business, specializing in target TV, broadband, video on demand and emerging advertising platforms.

Earlier in his career, Brad served as president of Off-The-Wall Productions, Inc. an advertising and creative agency. Brad’s prior experience also includes positions at Music Technologies Inc, CBS Infinity, Adnex and National Cable Communications. Currently, he is president of Brands On Demand, a company he founded that specializes in digital media

David Fisher - Chief Financial Officer:

•	2002-2004 Cruise Shoppes, Inc, started as CFO, departed as CFO;

•	2006-Americas Realty-started as Business Associate-license still active; and

•	2008-EXVG, Inc. started as CFO.

David Fisher is a senior business executive in profit and loss management, financial analysis, business development and acquisitions, with over 30 years experience in entrepreneurial, rapid growth and Internet based companies.

Mr. Fisher spent over 20 years as the VP Finance for Rosenbluth International During his tenure he was a member of the executive team that grew the privately owned business from $30 million to over $5 billion in gross revenues and employees from 150 to over 4,500 and 10 offices to over 1200 in 27 countries; 200 of the employees reported to David through 5 key managers.

 In addition, he targeted, directed, closed and integrated over 25 acquisitions and joint ventures worldwide.  Mr. Fisher has broadened his experiences over the past number of years serving as CEO/CFO of a dot com company, as VP of business development for an applications service provider, as CFO for marketing and internet sales company, and as owner and developer of three restaurants and as a licensed business broker.

Family Relationships amongst Directors and Officers:

None of the Officers or Directors is related by blood or marriage.

Involvement in Certain Legal Proceedings

None of the executive officers of the Company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

Information Concerning Non-Director Executive Officers

We currently have one executive officer serving who is a non-director. David Fisher, our Chief Financial Officer is not a member of our Board of Directors.

DIRECTOR AND OFFICER COMPENSATION

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our executive officers during the years ended February 29, 2008 and 2007.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
James Whyte	2008	0	0	0	0	0	0	0	0
Chairman of the Board	2007	0	0	0	0	0	0	0	0
William Kerby	2008	300,000	180,000	0	0	0	0	0	480,000
CEO and Vice Chair	2007	240,000	0	0	0	0	0	0	240,000
David Fisher	2008	96,000	100,000	114,0000	0	0	0	0	310,000
CFO	2007	0	0	0	0	0	0	0	0
Bradley Heureux	2008	150,000	0	100,000	0	0	0	0	250,000
CMO and Director	2007	0	0	0	0	0	0	0	0
Anthony Byron	2008	150,000	100,000	90,000	0	0	0	0	340,000
COO and Director	2007	0	0	0	0	0	0	0	0

Outstanding Equity Awards at Fiscal Year-End

As of our fiscal years ended February 29, 2008 and 2007, we did not have any stock option plan or stock incentive plan and there were no outstanding equity awards as of our fiscal years ended February 29, 2008 and 2007.

Employment Agreements

We have the following employment contracts with the named executive officers:

William Kerby has an employment agreement with the Company. Pursuant to this employment agreement, Mr. Kerby shall be employed as the Company’s Chief Executive Officer, shall receive an annual base salary of $300,000 in cash and Company common stock, and may also receive a year-end performance bonus to be determined by the Board. Mr. Kerby’s initial term as CEO commenced on June 1, 2004 and terminated June 1, 2008, however was automatically renewed for another period of four years. Upon the termination of the second term, the Agreement shall be automatically renewed for successive periods of four years each subject to the same terms and conditions, unless modified or terminated by one or both parties in accordance with the Agreement.

David Fisher has an employment agreement with the Company. Pursuant to this employment agreement, Mr. Fisher shall be employed as the Company’s Chief Financial Officer, shall receive an annual base salary of $210,000 in cash and Company common stock, a bonus in the form of Company common stock valued at $100,000, and may also receive a year-end performance bonus to be determined by the Board. Mr. Fisher’s initial term as CFO commenced on June 3, 2008 and terminates June 3, 2010. Upon the termination of the initial term, the Agreement shall be automatically renewed for successive periods of one year each subject to the same terms and conditions, unless modified or terminated by one or both parties in accordance with the Agreement.

Anthony Byron has an employment agreement with the Company. Pursuant to this employment agreement, Mr. Byron shall be employed as the Company’s Chief Operating Officer, shall receive an annual base salary of $240,000 in cash and Company common stock, a bonus in the form of Company common stock valued at $100,000, and may also receive a year-end performance bonus to be determined by the Board. Mr. Byron’s initial term as COO commenced on August 4, 2008 and terminates August 4, 2010. Upon the termination of the initial term, the Agreement shall be automatically renewed for successive periods of one year each subject to the same terms and conditions, unless modified or terminated by one or both parties in accordance with the Agreement.

Bradley Heureux has an employment agreement with the Company. Pursuant to this employment agreement, Mr. Heureux shall be employed as the Company’s Chief Marketing Officer, shall receive an annual base salary of $250,000 in cash and Company common stock, a sales incentive bonus in the form of Company common stock valued at $100,000, and may also receive a year-end performance bonus to be determined by the Board. Mr. Heureux’s initial term as CMO commenced on March 3, 2008 and terminates March 3, 2010. Upon the termination of the initial term, the Agreement shall be automatically renewed for successive periods of one year each subject to the same terms and conditions, unless modified or terminated by one or both parties in accordance with the Agreement.

Significant Employees

We have no significant employees other than our executive officers and directors named in this prospectus. We conduct our business through agreements with consultants and arms-length third parties.

The company has 15 full time employees and no part time employees.

Committees of the Board of Directors

Our audit and compensation committee presently consists of our directors. Our board does not have compensation, governance, nominating or executive committees or any other committees.

Code of Ethics

We have not adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our officers and directors serves in all the above capacities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock As of the date of this Prospectus by (i) each Named Executive Officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person. The address of each person is deemed to be the address of the issuer unless otherwise noted.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner (1)		Percent of Class

Common Stock	James Whyte Chairman of the Board	1,674,100		9.04%

Common Stock	William Kerby CEO & Vice Chairman	2,610,951		14.10%

Common Stock	David Fisher Chief Financial Officer	293,820		1.59%

Common Stock	Brad Heureux Chief Marketing Officer and Director	830,000		4.48%

Common Stock	Anthony Byron Chief Operating Officer and Director	708,289	(2)	3.83%

Common Stock	Michael Craig Shareholder(3)	987,008		5.33%

Common Stock	All Officers and Directors as a group (5 persons)	6,117,160		32.05%

(1)
Applicable percentage of ownership is based on 18,511,500 shares of common stock issued and outstanding. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(2)	Anthony Byron holds 697,814 shares individually, and his spouse Liana Byron owns 10,475. Due to this relationship, Anthony Byron beneficially owns 708,289 shares of common stock of the Company.
(3)	The address of Michael Craig is 1072 Stonehaven Ave., New Market Ontario, Canada.

DESCRIPTION OF SECURITIES

General

Under our Certificate of Incorporation, we are authorized to issue an aggregate of 200,000,000 shares of common stock, par value $0.00001 per share, or Common Stock and 100,000,000 shares of preferred stock, par value $0.00001. As of the date hereof, 18,511,500 shares of our common stock are issued and outstanding, and there are approximately 233 holders of record of our Common Stock. There are presently 504,763shares of Preferred Stock issued and outstanding, all of which are held by our Chief Executive Officer and Vice-Chairman, William Kerby.

Common Stock

Pursuant to our bylaws, our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Certificate of Incorporation. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive, on a pro rata basis, all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), on a pro rata basis.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

OTC Bulletin Board

We have arbitrarily established the offering price. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “MXEX” and we are a reporting entity under the Securities Exchange Act of 1934, as amended. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders. Any trading market that may develop in the future for our common stock will most likely be very volatile and numerous factors beyond our control may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will our common stock become eligible to be quoted on the OTC Bulletin Board. In the event that we lose our status as a "reporting issuer," any future quotation of our common stock on the OTC Bulletin Board may be jeopardized.

Dividend Policy

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. Our Board periodically will reevaluate this dividend policy taking into account our operating results, capital needs, and the terms of our existing financing arrangements and other factors.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We do not have a stock option plan in place nor are there any outstanding exercisable for shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The Sourlis Law Firm has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. The Sourlis Law Firm has consented to being named as an expert in our registration statement. Their consent to being named as Experts is filed as Exhibit 5.1 to the Registration Statement of which this Prospectus is a part.

Kramer Weisman and Associates, LLP, our certified public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit reports. Kramer, Weisman and Associates, LLP has presented its report with respect to our audited financial statements. The report of Kramer, Weisman and Associates, LLP is included in reliance upon their authority as experts in accounting and auditing. Their consent to being named as Experts is filed as Exhibit 23.1 to the Registration Statement of which this Prospectus is a part.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide for indemnification to the full extent permitted by the laws of the State of Nevada for each person who becomes a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator, or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign in any capacity at the request of the corporation.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Certain Relationships and Related Transactions and Corporate Transactions.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion together with "Selected Historical Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many factors, including the factors we describe under "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Forward Looking Statements

Some of the information in this section contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Unless stated otherwise, the words “we,” “us,” “our,” “the Company” or “NextTrip” in this prospectus collectively refers to the Company.

Going Concern

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $4,367,383 and a working capital deficit of $1,600,665 at February 29, 2008, net losses for the year ended February 29, 2008 of $4,751,602 and cash used in operations during the year ended February 29, 2008 of $3,565,235. While the Company is attempting to increase sales, the growth has not been significant enough to support the Company’s daily operations. In order to raise funds, the Company has continued to raise funds through private placements with third party. Management may attempt to raise additional funds by way of a public or private offering. While the Company believes in the viability of its strategy to improve sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The Company's limited financial resources have prevented the Company from aggressively advertising its products and services to achieve consumer recognition. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan and generate increased revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern.

Evolving Industry Standards; Rapid Technological Changes

The Company's success in its business will depend in part upon its continued ability to enhance its existing products and services, to introduce new products and services quickly and cost effectively to meet evolving customer needs, to achieve market acceptance for new product and service offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of the Company will not develop competitive products, or that any such competitive products will not have an adverse effect upon the Company's operating results.

Moreover, management intends to continue to implement "best practices" and other established process improvements in its operations going forward. There can be no assurance that the Company will be successful in refining, enhancing and developing its operating strategies and systems going forward, that the costs associated with refining, enhancing and developing such strategies and systems will not increase significantly in future periods or that the Company's existing software and technology will not become obsolete as a result of ongoing technological developments in the marketplace.

Sufficiency of Cash Flows

Because current cash balances and projected cash generation from operations are not sufficient to meet the Company's cash needs for working capital and capital expenditures, management intends to seek additional equity or obtain additional credit facilities. The sale of additional equity could result in additional dilution to the Company's shareholders. A portion of the Company's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies.

Results of Operations for the fiscal year ended February 29, 2008 compared to February 28, 2007

Revenues. Our total revenues were $3,858,142 for the fiscal year ended February 29, 2008, compared to $6,457,887 for the fiscal year ended February 28, 2007. The decrease from 2007 to 2008 was primarily due to the Company’s closure of Maupintour LLC.

Assets. Our total assets were $302,627 at February 29, 2008 compared to $744,511 at February 28, 2007. The decrease from 2007 to 2008 was primarily due to the write-down of The Travel Magazine valuation from 2007.

Liabilities. Our total liabilities were $1,683,786 at February 29, 2008 compared to $2,544,643 at February 28, 2007. The decrease from 2007 to 2008 was primarily due to the Company’s closure of Maupintour LLC.

Total Stockholders’ Deficit. Our stockholders’ deficit was $1,381,159 at February 29, 2008 compared to $407,211 at February 28, 2007.

Net Loss. We had a net loss of $4,751,602 for the fiscal year ended February 29, 2008 compared to $987,926 for the fiscal year ended February 28, 2007. The increase from 2007 to 2008 was primarily due to the write off of Intercompany Debt related to the closure and discontinuation of Maupintour LLC.

Operating expenses. Our operating expenses include website maintenance fees, general and administrative expenses, salaries and benefits, bad debt expense, advertising and promotion, legal and professional fees. Our total operating expenses increased from $2,570,967 for the fiscal year ended February 28, 2007 to $4,191,029 for the fiscal year ended February 29, 2008. The increase from 2007 to 2008 was primarily due to bad debt expense related to a discontinued line of business involved in merchant credit card processing.

Liquidity and Capital Resources

Cash Balance. At February 29, 2008, we had $43,080 cash on-hand and an accumulated deficit of $1,381,159 causing our auditors to express their doubt as to our ability to continue as a going concern in their audit report for the fiscal year ended February 29, 2008. February 29, 2007, we had $8,190 cash on-hand and an accumulated deficit of $407,211. This decrease from 2007 to 2008 was primarily due to the write down of the Travel Magazine asset and certain adjustments for intercompany receivables due from the closure of Maupintours LLC. We anticipate incurring losses in the future. We do not have an established source of revenue sufficient to cover our operating costs in the next 12 months. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

Results of Operations for the three and six months ended August 31, 2008.

Assets. Our total assets were $1,086,101 at August 31, 2008 compared to $302,627 at February 29, 2008. The increase from February to August was primarily due to $475,000 worth of deposits on hand.

Liabilities. Our total liabilities were $1,494,644 at August 31, 2008 compared to $1,683,786 at February 29, 2008. The decrease from February to August was primarily due to dividend payables being converted to common shares.

Total Stockholders’ Deficit. Our stockholders’ deficit was $408,543 at August 31, 2008 compared to $1,381,159 at February 29, 2008. The decrease from February to August was primarily due to additional funding from shareholders.

Liquidity and Capital Resources

Cash Balance. At August 31, 2008, we had $143,128 cash on-hand and an accumulated deficit of $408,543. At February 29, 2008, we had $43,080 cash on-hand and an accumulated deficit of $1,381,159. The changes in both categories from February to August was primarily due to funding from shareholders. We anticipate incurring losses in the future. We do not have an established source of revenue sufficient to cover our operating costs in the next 12 months. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

Three Months Ended August 31, 2008

Revenues. Our total revenues were $79,416 for the three months ended August 31, 2008, compared to $181,193 for the three months ended August 31, 2007. The decrease from 2007 to 2008 was primarily due to fewer sales as a result of the closure of Maupintour and downsizing of Attache Concierge Services. .

Net Loss. We had a net loss of $1,182,305 for the three months ended August 31, 2008 compared to $1,323,509 for the three months ended August 31, 2007. The decrease from 2007 to 2008 was primarily due to write off of intercompany receivables in 2007.

Operating expenses. Our operating expenses include website maintenance fees, general and administrative expenses, salaries and benefits, bad debt expense, advertising and promotion, legal and professional fees. Our total operating expenses increased from $1,056,313 for the three months ended August 31, 2007 to $1,261,721 for the three months ended August 31, 2008. The increase from 2007 to 2008 was primarily due to increased staffing and web site development related expenses.

Six Months Ended August 31, 2008

Revenues. Our total revenues were $283,284 for the six months ended August 31, 2008, compared to $557,000 for the six months ended August 31, 2007. The decrease from 2007 to 2008 was primarily due to fewer sales as a result of the closure of Maupintour and downsizing of Attache Concierge Services.

Net Loss. We had a net loss of $1,758,801 for the six months ended August 31, 2008 compared to $1,366,305 for the six months ended August 31, 2007. The increase from 2007 to 2008 was primarily due to less revenue and increased operating expenses due to change in business model.

Operating expenses. Our operating expenses include website maintenance fees, general and administrative expenses, salaries and benefits, bad debt expense, advertising and promotion, legal and professional fees. Our total operating expenses increased from $1,830,839 for the six months ended August 31, 2007compared to $2,042,085 for the six months ended August 31, 2008. The increase from 2007 to 2008 was primarily due to increased staffing and outsourced technology expenses for website and business development.

Summary of Business Operations and Significant Accounting Policies

Financial Reporting

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. Revenues and expenses are reported on the accrual basis, which means that income is recognized as it is earned and expenses are recognized as they are incurred.

Use of Estimates

The Company’s significant estimates include allowance for doubtful accounts and accrued expenses. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the Company believes that such estimates are fair when considered in conjunction with the financial statements taken as a whole, the actual amounts of such estimates, when known, will vary from these estimates. If actual results significantly differ from the Company’s estimates, the Company’s financial condition and results of operations could be materially impacted.

Cash and Cash Equivalents

Cash and cash equivalents include all interest-bearing deposits or investments with original maturities of three months or less.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, debenture and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Accounts Receivable

The Company extends credit to its customers in the normal course of business. Further, the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company also performs ongoing credit evaluations of customers’ financial condition. The Company maintains reserves for potential credit losses, and such losses traditionally have been within its expectations.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Machinery and equipment are depreciated over 3 to 10 years. Furniture and fixtures are depreciated over 7 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Other Intangible Assets

Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the Company’s intent to do so.

Revenue Recognition

In accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”, and related interpretations, revenue is recognized when the services have been rendered and are billable.

Advertising Expense

The Company follows the provisions of Statement of Position (SOP) 93-7, “Reporting on Advertising Costs,” in accounting for advertising costs. Advertising costs are charged to expense as incurred and are included in sales and marketing expenses in the accompanying financial statements. Advertising expense for the year ended February 29, 2008 was $172,014.

Basic and Diluted Net Income (Loss) Per Share

The Company presents “basic” and, if applicable, “diluted” earnings (loss) per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”) and certain other financial accounting pronouncements. Basic earnings (loss) per common share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings (loss) per common share is similar to that of basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the conversion of debentures, were issued during the period.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

Stock based compensation

The Company accounts for employee and non-employee stock awards under SFAS 123(r), whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable. The Company did not pay any stock-based compensation during the period presented.

Accounting for Warrants and Freestanding Derivative Financial Instruments

The Company evaluates its warrants and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).  If the warrant is determined to be a derivative, the fair value of the warrants is marked-to-market each balance sheet date and recorded as a liability. The change in fair value of the warrants is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under FAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date. In the event that the warrants are determined to be equity, no value is assigned for financial reporting purposes.

Intangible Assets and Related Impairment of Long-lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of shall be classified as held for sale and are reported at the lower of the carrying amount or fair value less costs to sell.

Income taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Had income taxes been determined based on an effective tax rate of 37.6% consistent with the method of SFAS 109, the Company's net losses for all periods presented would not materially change.

 Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141(R) “Applying the Acquisition Method”, which is effective for fiscal years beginning after December 15, 2008. This statement retains the fundamental requirements in FAS 141 that the acquisition method be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141(R) broadens the scope of FAS 141 by requiring application of the purchase method of accounting to transactions in which one entity establishes control over another entity without necessarily transferring consideration, even if the acquirer has not acquired 100% of its target. Among other changes, FAS 141(R) applies the concept of fair value and “more likely than not” criteria to accounting for contingent consideration, and pre-acquisition contingencies. As a result of implementing the new standard, since transaction costs would not be an element of fair value of the target, they will not be considered part of the fair value of the acquirer’s interest and will be expensed as incurred. The Company does not expect that the impact of this standard will have a significant effect on the its financial condition and results of operations.

In December 2007, the FASB also issued FAS No. 160, “Accounting for Noncontrolling Interests”, which is effective for fiscal years beginning after December 15, 2008. This statement clarifies the classification of noncontrolling interests in the consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and the holders of non-controlling interests.

The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

In February 2007, the FASB issued FAS No. 159, “Fair Value Option” which provides companies an irrevocable option to report selected financial assets and liabilities at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective for entities as of the beginning of the first fiscal year that begins after November 15, 2007. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

In September 2006, the Financial Accounting Standards Board (FASB) issued FAS No. 157, “Fair Value Measurements” (“FAS 157”), which establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements.

FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

Described below are transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets for the last three completed fiscal years, and in which any of our directors, nominee directors, executive officers, security holders who beneficially own 5% or more of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest. We believe that terms of each transaction below were comparable to those obtainable from unaffiliated third parties.

None.

Director Independence

None of our directors are deemed to be independent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public Market for Common Stock

We have arbitrarily established the offering price. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “MXEX” and we are a reporting entity under the Exchange Act. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders.

However, we can provide no assurance that our shares will continue to be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we had approximately 233 holders of record of our common stock, and 1 holder of our preferred stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

Effective as of the consummation of the Share Exchange Agreement on October 9, 2008 as described in this Registration Statement, the Company dismissed Malone & Bailey, P.C., an independent registered public auditors (“Malone”) as its registered independent public auditors. Malone had previously been engaged as the registered independent public auditors to audit Maximus’ financial statements and review the Company’s unaudited financial statements. The reason for the dismissal of Malone is that, upon the consummation of the Acquisition on October 9, 2008, (i) the former stockholders of EXVG owned a majority of the outstanding shares of Maximus’ common stock and (ii) Maximus’ primary business unit became the business previously conducted by EVUSA. The Board of Directors of Maximus deemed it practical that EVUSA’s registered independent public auditors be engaged, going forward.

None of Malone’s audit reports on Maximus’ financial statements for each of the past two fiscal years ended February 29, 2008 and February 27, 2007 contained an adverse opinion or disclaimer of opinion nor were they qualified or modified as to audit scope or accounting principles. However, Malone’s audit reports on Maximus’ financial statements for the past two fiscal years included Malone’s uncertainty as to the Company’s ability to continue as a going concern.

In each of the reports, Malone stated that its “going concern” opinion was made in light of the fact that the Company was a “blank check” company with no operations and had not made any efforts to identify a possible business combination at the time of the Company’s respective financial statements.The decision to change the Company’s registered independent public auditors was approved by the Company’s board of directors on October 9, 2008.

From February 22, 2007 through October 9, 2008, there were no disagreements between Maximus and Malone on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Malone, would have caused it to make reference to the matter in connection with the firm’s reports.

On October 10, 2008, in a Current Report on Form 8-K, the Company reported this dismissal and change in auditors, and requested Malone to furnish a letter addressed to the SEC as to whether it agrees or disagrees with, or wishes to clarify our expression of our views, or wished to provide any additional information, A copy of Malone’s letter to the SEC is attached to this Registration Statement as Exhibit 16.1, and states that Malone does not disagree with the statements made by the Company in that Current Report on Form 8-K.

On October 9, 2008, the Company engaged Kramer, Weisman & Associates, LLP (“Kramer”) as its new registered independent public auditors. The appointment of Kramer was approved by our board of directors on October 9, 2008. During our most recent fiscal year ended February 29, 2008 and the subsequent interim periods through August 31, 2008, the Company did not consult Kramer regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K.

Prior to engaging Kramer, the Company had not consulted Kramer regarding the application of accounting principles to any specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

FINANCIAL INFORMATION

Our audited and pro forma financial statements for the fiscal year ended February 29, 2008 and unaudited and pro forma financial statements for the three and six months ended August 31, 2008 are included after the Signature Page and are incorporated by reference herein.

[OUTSIDE BACK COVER OF PROSPECTUS]

NEXT 1 INTERACTIVE, INC.
10,832,840 SHARES COMMON STOCK

TABLE OF CONTENTS

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	Amount US($)
SEC Registration Fee	$511
Transfer Agent Fees	$2,000
Accounting Fees and Expenses	$32,000
Legal Fees and Expenses	$25,000
Printers	$5,000
Miscellaneous	$0.00
Total	$64,511

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide for indemnification to the full extent permitted by the laws of the State of Nevada for each person who becomes a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator, or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign in any capacity at the request of the corporation.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

 ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

On October 9, 2008, we merged with Maximus Exploration Corp. (“Maximus”), a reporting shell company, pursuant to a Share Exchange Agreement (the “Exchange Agreement”) between Maximus, Extraordinary Vacation Group, Inc., a Nevada corporation ("EXVG"), our wholly-owned company, and EXVUSA, wholly-owned subsidiary of EXVG.

Pursuant to the Exchange Agreement, EXVG exchanged 100% of its shares in EVUSA (the “EVUSA Shares”) for 13 million shares of common stock of Maximus (the “Share Exchange”), resulting in EXVG becoming the majority shareholder of Maximus. These shares were issued pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering. Of the above-mentioned 13 million common shares, 10,832,840 common shares are being registered under the Securities Act on behalf of the Selling Stockholders pursuant to this Registration Statement on Form S-1.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibits

3.1	Articles of Incorporation of Maximus. *

3.1.1	Amended Articles of Incorporation of Maximus. *

3.1.2	Amendment to the Articles of Incorporation of Maximus. **

3.2	Bylaws*

4.1	Form of Common Stock Certificate**

5.1	Legal Opinion of The Sourlis Law Firm

10.1	Share Exchange Agreement dated September 24, 2008 between EXVG, EVUSA and Maximus

10.2	Employment Agreement between the Company and William Kerby.**

10.3	Employment Agreement between the Company and David Fisher.**

10.4	Employment Agreement between the Company and Anthony Byron.**

10.5	Employment Agreement between the Company and Brad Heureux.**

16.1	Letter, dated October 10, 2008, by Malone & Bailey, P.C., registered independent public auditors.***

23.1	Consent of Kramer, Weisman and Associates, LLP, certified public accountants

23.2	Consent of The Sourlis Law Firm (included in Exhibit 5.1)

* Incorporated by reference from the Company’s Registration Statement on Form SB-2 (SEC File No. 333-136630) filed on August 14, 2006.
** To be filed by Amendment.
*** Incorporated by reference from the Company’s Registration Statement on Form 8-K filed on October 10, 2008.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purposes of determining any liability under the Securities Act to any purchaser:

(a)       Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) promulgated under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)       Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant toRule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Weston, Florida, United States, on October 10, 2008.

NEXT 1 INTERACTIVE, INC.

By:	/s/ WILLIAM KERBY
William Kerby Vice Chairman & Chief Executive Officer (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ WILLIAM KERBY	Vice Chairman & Chief Executive Officer	October 10, 2008
William Kerby	(Principal Executive Officer)

/s/ DAVID FISHER	Chief Financial Officer	October 10, 2008
David Fisher	(Principal Financial Officer)

/s/ JAMES WHYTE	Chairman of the Board	October 10, 2008
James Whyte

/s/ ANTHONY BYRON	Chief Operating Officer and Director	October 10, 2008
Anthony Byron

/s/ BRADLEY HEUREUX	Chief Marketing Officer and Director	October 10, 2008
Bradley Heureux

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Extraordinary Vacations USA, Inc.
Weston, Florida

We have audited the accompanying consolidated balance sheet of Extraordinary Vacations USA, Inc. as of February 29, 2008 and 2007 and the related consolidated statements of operations, changes in shareholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2008 and 2007 consolidated financial statements referred to above present fairly, in all material respects, the financial position of EXVG USA, Inc. as of February 29, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 6 to the consolidated financial statements, the Company had an accumulated deficit of $4,367,383 and a working capital deficit of $1,600,665 at February 29, 2008, net losses for the year ended February 29, 2008 of $4,751,602 and cash used in operations during the year ended February 29, 2008 of $3,238,221. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kramer, Weisman and Associates, LLP
Certified Public Accountants
Davie,Florida
July 23, 2008

EXTRAORDINARY VACATIONS USA, INC.
CONSOLIDATED BALANCE SHEET
YEARS ENDED FEBRUARY 29, 2008 AND FEBRUARY 28, 2007

ASSETS	February 29,	February 28,
	2008	2007
	(Audited)	(Audited)
Current Assets
Cash	$43,080	8,190
Accounts Receivable	40,041	102,955
Total Current Assets	83,121	111,145

Other Assets
Intangible assets, net (Note 4 )	174,506	628,934
Prepaid expenses and deposits	45,000	4,432
Total Other Assets	219,506	633,366
Total Assets	$302,627	$744,511

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$158,617	847,656
Accrued Expenses	230,399	568,701
Dividend Payable	264,665
Notes Payable (Note 3 )	1,030,105	1,128,286
Total Current Liabilities	1,683,786	2,544,643

Total Liabilities	1,683,786	2,544,643

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock B, $.01 par value, 10,000,000
authorized: 1,369,643 shares issued and outstanding	13,696	-
Preferred stock, $1 par value, 10,000,000
authorized: 1,152,000 shares issued and outstanding	1,152,000	-
Common stock, $.001 par value, 500,000,000
authorized: 314,956,578 shares issued and outstanding	314,957	140,683
Additional paid in capital	1,505,571	9,487,347
Retained Earnings (Deficit)	(4,367,383)	(10,035,241)

Total Stockholders' Equity (Deficit)	(1,381,159)	(407,211)

Total Liabilities and Stockholders' Equity (Deficit)	$302,627	2,137,432

EXTRAORDINARY VACATIONS USA, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
YEARS ENDED FEBRUARY 29, 2008 AND FEBRUARY 28, 2007

	February 29,	February 28,
	2008	2007
	(Audited)	(Audited)
Sales	$3,858,142	$6,457,887

Cost of goods sold	1,879,301	4,874,846

Gross Profit	1,978,841	1,583,041

Operating Expenses
General & administrative	1,372,598	854,145
Salaries & benefits	1,236,700	1,475,246
Bad debt expense	1,279,894	-
Advertising & promotion	172,014	162,686
Interest expense	127,095	54,040
Depreciation & amortization	2,728	24,850

TOTAL EXPENSES	4,191,029	2,570,967

(Loss) before Other Income(Expense)	(2,212,188)	(987,926)

OTHER INCOME (EXPENSE)
Loss on forgiveness of debt	(2,273,753)	-
Impairment of asset	(261,288)	-
Loss on disposal of assets	(4,373)	-
TOTAL OTHER INCOME (EXPENSE)	(2,539,414)	-

NET (LOSS)	$(4,751,602)	$(987,926)

WEIGHTED AVERAGE SHARES OUTSTANDING	157,478,289	140,682,948

LOSS PER SHARE	$(0.03)	$(0.01)

EXTRAORDINARY VACATIONS USA, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY(DEFICIT)
YEARS ENDED FEBRUARY 29, 2008 AND FEBRUARY 28, 2007
(Audited)
									Total
							Additional	Retained	Stockholders'
	Common Stock		Preferred Stock		Preferred Stock B		Paid in Capital	Earnings(Deficit)	Equity (Deficit)
Balances, March 1, 2007	140,682,948	$140,683	-	$-			$9,487,347	(10,035,241)	$(407,211)

Issuance of preferred stock			1,152,000	1,152,000			-		1,152,000

Issuance of common stock	174,273,630	174,274					2,437,684		2,611,958

Issuance of preferred stock B					1,369,643	13,696			13,696

Recapitalization							(10,684,125)	10,684,125

Dividend							264,665	(264,665)	-

Net Loss	-		-					(4,751,602)	(4,751,602)

Balances, February 29, 2008	314,956,578	$314,957	1,152,000	$1,152,000	1,369,643	$13,696	$1,505,571	(4,367,383)	$(1,381,159)

EXTRAORDINARY VACATIONS USA, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
YEARS ENDED FEBRUARY 29, 2008 AND FEBRUARY 28, 2007

	February 29,	February 28,
	2008	2007
	(Audited)	(Audited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,751,602)	(987,926)

Depreciation and amortization	2,728	24,850
Loss on impairment of asset	261,288	-
Loss on forgivess of debt related party	2,273,753	-
CHANGES IN OPERATING ASSETS AND LIABILITIES
Decrease in Trade Accounts Receivable	154,681	25,147
Decrease in Prepaid Expenses and Other Current Assets	118,055	-
Decrease in Note Receivable	20,000	-
Decrease in Accounts Payable	(1,129,049)	(58,477)
Decrease in Accrued Expenses	(248,753)	(32,541)

Net Cash used in Operating Activities	(3,298,899)	(1,028,947)
-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Long Term Debt		144,168
Payments on Long Term Debt	(530,736)	-
Net Cash Provided by Financing Activities	(530,736)	144,168

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) Decrease in other assets	100,567	(197,966)
Proceeds from sale of common stock	2,611,958	879,179
Proceeds from sale of preferred stock	1,152,000	-
Net Cash Used by Investing Activities	3,864,525	681,213

NET DECREASE IN CASH	34,890	(203,566)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	8,190	211,756

CASH AND CASH EQUIVALENTS - END OF YEAR	$43,080	8,190

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Business Operations and Significant Accounting Policies

Financial Reporting

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. Revenues and expenses are reported on the accrual basis, which means that income is recognized as it is earned and expenses are recognized as they are incurred.

Use of Estimates

The Company’s significant estimates includes allowance for doubtful accounts and accrued expenses. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the Company believes that such estimates are fair when considered in conjunction with the financial statements taken as a whole, the actual amounts of such estimates, when known, will vary from these estimates. If actual results significantly differ from the Company’s estimates, the Company’s financial condition and results of operations could be materially impacted.

Cash and Cash Equivalents

Cash and cash equivalents include all interest-bearing deposits or investments with original maturities of three months or less.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, debenture and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Accounts Receivable

The Company extends credit to its customers in the normal course of business. Further, the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company also performs ongoing credit evaluations of customers’ financial condition. The Company maintains reserves for potential credit losses, and such losses traditionally have been within its expectations.

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Machinery and equipment are depreciated over 3 to 10 years. Furniture and fixtures are depreciated over 7 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Other Intangible Assets

Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the Company’s intent to do so.

Revenue Recognition

In accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”, and related interpretations, revenue is recognized when the services have been rendered and are billable.

Advertising Expense

  The Company follows the provisions of Statement of Position (SOP) 93-7, “Reporting on Advertising Costs,” in accounting for advertising costs. Advertising costs are charged to expense as incurred and are included in sales and marketing expenses in the accompanying financial statements. Advertising expense for the year ended February 29, 2008 was $172,014.

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basic and Diluted Net Income (Loss) Per Share

The Company presents “basic” and, if applicable, “diluted” earnings (loss) per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”) and certain other financial accounting pronouncements. Basic earnings (loss) per common share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings (loss) per common share is similar to that of basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the conversion of debentures, were issued during the period.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

Stock based compensation

The Company accounts for employee and non-employee stock awards under SFAS 123(r), whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable. The Company did not pay any stock-based compensation during the period presented.

Accounting for Warrants and Freestanding Derivative Financial Instruments

The Company evaluates its warrants and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).  If the warrant is determined to be a derivative, the fair value of the warrants is marked-to-market each balance sheet date and recorded as a liability. The change in fair value of the warrants is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under FAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date. In the event that the warrants are determined to be equity, no value is assigned for financial reporting purposes.

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets and Related Impairment of Long-lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of shall be classified as held for sale and are reported at the lower of the carrying amount or fair value less costs to sell.
Income taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Had income taxes been determined based on an effective tax rate of 37.6% consistent with the method of SFAS 109, the Company's net losses for all periods presented would not materially change.

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141(R) “Applying the Acquisition Method”, which is effective for fiscal years beginning after December 15, 2008. This statement retains the fundamental requirements in FAS 141 that the acquisition method be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141(R) broadens the scope of FAS 141 by requiring application of the purchase method of accounting to transactions in which one entity establishes control over another entity without necessarily transferring consideration, even if the acquirer has not acquired 100% of its target. Among other changes, FAS 141(R) applies the concept of fair value and “more likely than not” criteria to accounting for contingent consideration, and preacquisition contingencies. As a result of implementing the new standard, since transaction costs would not be an element of fair value of the target, they will not be considered part of the fair value of the acquirer’s interest and will be expensed as incurred. The Company does not expect that the impact of this standard will have a significant effect on the its financial condition and results of operations.

In December 2007, the FASB also issued FAS No. 160, “Accounting for Noncontrolling Interests”, which is effective for fiscal years beginning after December 15, 2008. This statement clarifies the classification of noncontolling interests in the consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and the holders of non-controlling interests. The Company

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

In February 2007, the FASB issued FAS No. 159, “Fair Value Option” which provides companies an irrevocable option to report selected financial assets and liabilities at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective for entities as of the beginning of the first fiscal year that begins after November 15, 2007. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

In September 2006, the Financial Accounting Standards Board (FASB) issued FAS No. 157, “Fair Value Measurements” (“FAS 157”), which establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements.

FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

Note 2 - Notes Payable

Notes payable at February 29, 2008 consists of short term notes with interest rates ranging from 4% to 12% and collateralized by shares of the Company’s common stock. Subsequent to the balance sheet date, the majority of the notes were converted to shares of common stock.

Note 3 - Intangible Assets

 Intangible assets consist of the following at February 29, 2008:

Travel Magazine Website	$664,064
Echo software	695,044
1,359,108
Less accumulated amortization	(1,184,602))
$174,506

During the year ended February 29, 2008, the assets were adjusted to their appraised value by recording a loss due to impairment of $ 261,288.

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Income taxes
As of February 29, 2008, the Company had approximately $1,549,000 of U.S. federal and state net operating loss carryforwards available to offset future taxable income which begin expiring in 2026, if not utilized. Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at February 29, 2008.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the period ended February 29, 2008:

Tax benefit computed at “expected” statutory rate	$(1,548,556)
State income taxes, net of benefit	(72,482)
Other permanent differences	1,525,562
Increase in valuation allowance	95,476
Net income tax benefit	$-

Note 5- Going Concern

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $4,367,383 and a working capital deficit of $1,600,665 at February 29, 2008, net losses for the year ended February 29, 2008 of $4,751,602 and cash used in operations during the year ended February 29, 2008 of $3,565,235. While the Company is attempting to increase sales, the growth has not been significant enough to support the Company’s daily operations. In order to raise funds, the Company has continued to raise funds through private placements with third party. Management may attempt to raise additional funds by way of a public or private offering. While the Company believes in the viability of its strategy to improve sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The Company's limited financial resources have prevented the Company from aggressively advertising its products and services to achieve consumer recognition. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan and generate increased revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern.

EXTRAORDINARY VACATIONS USA, INC.
CONSOLIDATED BALANCE SHEET

ASSETS	August 31,	February 29,
	2008	2008
	(Unaudited)	(Audited)
Current Assets
Cash	$143,128	43,080
Accounts Receivable	178,264	40,041
Total Current Assets	321,392	83,121

Other Assets
Intangible assets, net (Note 4 )	236,520	174,506
Prepaid expenses and deposits	528,189	45,000
Total Other Assets	764,709	219,506

Total Assets	$1,086,101	$302,627

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts Payable	$80,028	158,617
Accrued Expenses	260,749	230,399
Dividend Payable	-	264,665
Notes Payable (Note 3 )	1,153,867	1,030,105

Total Current Liabilities	1,494,644	1,683,786

Total Liabilities	1,494,644	1,683,786

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock B, $.01 par value, 10,000,000
authorized:1,549,643 shares issued and outstanding	15,496	13,696
Preferred stock, $1 par value, 10,000,000
authorized: 1,152,000 shares issued and outstanding	-	1,152,000
Common stock, $.001 par value, 1,000,000,000
authorized: 829,502,638 shares issued and outstanding	829,503	314,957
Additional paid in capital	4,872,642	1,505,571
Retained Earnings (Deficit)	(6,126,184)	(4,367,383)

Total Stockholders' Equity (Deficit)	(408,543)	(1,381,159)

Total Liabilities and Stockholders' Equity (Deficit)	$1,086,101	302,627

The accompanying notes are an integral part of these financial statements.

EXTRAORDINARY VACATIONS USA, INC.
STATEMENT OF OPERATIONS

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED

	August 31	August 31	August 31	August 31
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales	$79,416	$181,193	$283,284	$557,000

Cost of goods sold	-	-	-	-

Gross Profit	79,416	181,193	283,284	557,000

Operating Expenses
General & administrative	798,693	343,150	1,131,381	686,299
Salaries & benefits	414,571	309,175	815,233	618,350
Bad debt expense	-	328,524		375,251
Advertising & promotion	17,271	43,008	41,296	86,017
Interest expense	13,936	31,774	36,925	63,548
Depreciation & amortization	17,250	682	17,250	1,374

TOTAL EXPENSES	1,261,721	1,056,313	2,042,085	1,830,839

(Loss) before Other Income(Expense)	(1,182,305)	(875,120)	(1,758,801)	(1,273,839)

OTHER INCOME (EXPENSE)
Loss on forgiveness of debt	-	(448,389)		(92,466)
Impairment of asset	-	-
Loss on disposal of assets	-	-
TOTAL OTHER INCOME (EXPENSE)	-	(448,389)	0	(92,466)

NET (LOSS)	$(1,182,305)	$(1,323,509)	(1,758,801)	(1,366,305)

WEIGHTED AVERAGE SHARES OUTSTANDING	829,502,638	140,682,948	829,502,638	140,682,948

LOSS PER SHARE	$(0.00)	$(0.01)	(0.00)	(0.01)

The accompanying notes are an integral part of these financial statements.

EXTRAORDINARY VACATIONS USA, INC.
STATEMENT OF CASH FLOWS

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	August 31,	August 31,	August 31,	August 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,182,305)	(1,323,509)	(1,758,801)	(1,366,305)

Depreciation and amortization	17,250	-	17,250	-
Loss on impairment of asset	-	-	-	-
Loss on forgivess of debt related party	-	-	-	-
CHANGES IN OPERATING ASSETS AND LIABILITIES
Change in Trade Accounts Receivable	13,047	73,998	(138,223)	22,462
Change in Prepaid Expenses and Other Current Assets	(172,632)	156,963	(483,189)	(76,031)
Change in Trade and Notes Payable	(133,385)	(456,622)	123,762	(415,279)
Change in Accounts Payable	(21,272)	(35,692)	(78,589)	(629,845)
Change in Accrued Expenses	(121,386)	(32,541)	(234,315)	84,553

Net Cash used in Operating Activities	(1,600,683)	(1,617,403)	(2,552,105)	(2,380,445)
-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Long Term Debt		-	-	-
Payments on Long Term Debt	-	(25,001)	-	-
Net Cash Provided by Financing Activities	-	(25,001)	-	-

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) Decrease in other assets		(741,545)	(79,264)
Proceeds from Paid in Capital	1,306,042	-	2,215,071	2,377,415
Proceeds from sale of common stock	179,503	-	514,546
Proceeds from sale of preferred stock	1,800	1,634,191	1,800
Net Cash Used by Investing Activities	1,487,345	1,634,191	2,652,153	2,377,415

NET INCREASE (DECREASE) IN CASH	(113,338)	(8,213)	100,048	(3,030)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	256,466	13,373	43,080	8,190

CASH AND CASH EQUIVALENTS - END OF PERIOD	$143,128	5,160	143,128	5,160

The accompanying notes are an integral part of these financial statements.

Pro Forma Balance Sheet
Next 1 Interactive

ASSETS
August 31,
2008
Current Assets	(Unaudited)
Cash	$143,847
Accounts Receivable	178,264
Total Current Assets	322,111

Other Assets
Intangible assets, net (Note 4 )	236,520
Prepaid expenses and deposits	728,189
Total Other Assets	964,709

Total Assets	$1,286,820

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts Payable	$86,030
Accrued Expenses	260,749
Dividend Payable
Notes Payable (Note 3 )	1,196,914

Total Current Liabilities	1,543,693

Total Liabilities	1,543,693

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value, 100 million shares	185
authorized, 15,511,500 issued
Accumulated Deficit	(257,058)

Total Stockholders Deficit	(256,873)

Total Liabilities and Shareholders Equity	1,286,820

The accompanying notes are an integral part of these financial statements.

Pro Forma Statement of Income
Next 1 Interactive

	Year End	Three Months	Six Months
	February 29,	August 31	August 31
	2008	2008	2008
	(Pro Forma)	(Pro Forma)	(Pro Forma)

Sales	$3,858,142	79,416	283,284

Cost of goods sold	1,879,301	-	-

Gross Profit	1,978,841	79,416	283,284

Operating Expenses
General & administrative	1,423,598	807,634	1,149,255
Salaries & benefits	1,236,700	414,571	815,233
Bad debt expense	1,279,894	0	0
Advertising & promotion	172,014	17,271	41,296
Interest expense	130,095	13,936	38,054
Depreciation & amortization	2,728	17,250	17,250

TOTAL EXPENSES	4,245,029	1,270,662	2,061,088

(Loss) before Other Income(Expense)	(2,266,188)	(1,191,246)	(1,777,804)

OTHER INCOME (EXPENSE)
Loss on forgiveness of debt	(2,273,753)	-	-
Impairment of asset	(261,288)	-	-
Loss on disposal of assets	(4,373)	-	-
TOTAL OTHER INCOME (EXPENSE)	(2,539,414)	-	-

NET (LOSS)	$(4,805,602)	(1,191,246)	(1,777,804)

WEIGHTED AVERAGE SHARES OUTSTANDING	7,727,996	19,335,444	19,335,444

LOSS PER SHARE	$(0.62)	(0.06)	(0.09)

The accompanying notes are an integral part of these financial statements.

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Business Operations and Significant Accounting Policies

Financial Reporting

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. Revenues and expenses are reported on the accrual basis, which means that income is recognized as it is earned and expenses are recognized as they are incurred.

Use of Estimates

The Company’s significant estimates includes allowance for doubtful accounts and accrued expenses. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the Company believes that such estimates are fair when considered in conjunction with the financial statements taken as a whole, the actual amounts of such estimates, when known, will vary from these estimates. If actual results significantly differ from the Company’s estimates, the Company’s financial condition and results of operations could be materially impacted.

Cash and Cash Equivalents

Cash and cash equivalents include all interest-bearing deposits or investments with original maturities of three months or less.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, debenture and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Accounts Receivable

The Company extends credit to its customers in the normal course of business. Further, the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company also performs ongoing credit evaluations of customers’ financial condition. The Company maintains reserves for potential credit losses, and such losses traditionally have been within its expectations.

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Machinery and equipment are depreciated over 3 to 10 years. Furniture and fixtures are depreciated over 7 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Other Intangible Assets

Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the Company’s intent to do so.

Revenue Recognition

In accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”, and related interpretations, revenue is recognized when the services have been rendered and are billable.

Advertising Expense

  The Company follows the provisions of Statement of Position (SOP) 93-7, “Reporting on Advertising Costs,” in accounting for advertising costs. Advertising costs are charged to expense as incurred and are included in sales and marketing expenses in the accompanying financial statements. Advertising expense for the year ended February 29, 2008 was $172,014.

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basic and Diluted Net Income (Loss) Per Share

The Company presents “basic” and, if applicable, “diluted” earnings (loss) per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”) and certain other financial accounting pronouncements. Basic earnings (loss) per common share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings (loss) per common share is similar to that of basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the conversion of debentures, were issued during the period.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

Stock based compensation

The Company accounts for employee and non-employee stock awards under SFAS 123(r), whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable. The Company did not pay any stock-based compensation during the period presented.

Accounting for Warrants and Freestanding Derivative Financial Instruments

The Company evaluates its warrants and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).  If the warrant is determined to be a derivative, the fair value of the warrants is marked-to-market each balance sheet date and recorded as a liability. The change in fair value of the warrants is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under FAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date. In the event that the warrants are determined to be equity, no value is assigned for financial reporting purposes.

Intangible Assets and Related Impairment of Long-lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of shall be classified as held for sale and are reported at the lower of the carrying amount or fair value less costs to sell.

Income taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Had income taxes been determined based on an effective tax rate of 37.6% consistent with the method of SFAS 109, the Company's net losses for all periods presented would not materially change.

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141(R) “Applying the Acquisition Method”, which is effective for fiscal years beginning after December 15, 2008. This statement retains the fundamental requirements in FAS 141 that the acquisition method be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141(R) broadens the scope of FAS 141 by requiring application of the purchase method of accounting to transactions in which one entity establishes control over another entity without necessarily transferring consideration, even if the acquirer has not acquired 100% of its target. Among other changes, FAS 141(R) applies the concept of fair value and “more likely than not” criteria to accounting for contingent consideration, and preacquisition contingencies. As a result of implementing the new standard, since transaction costs would not be an element of fair value of the target, they will not be considered part of the fair value of the acquirer’s interest and will be expensed as incurred. The Company does not expect that the impact of this standard will have a significant effect on the its financial condition and results of operations.

In December 2007, the FASB also issued FAS No. 160, “Accounting for Noncontrolling Interests”, which is effective for fiscal years beginning after December 15, 2008. This statement clarifies the classification of noncontolling interests in the consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and the holders of non-controlling interests. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

In February 2007, the FASB issued FAS No. 159, “Fair Value Option” which provides companies an irrevocable option to report selected financial assets and liabilities at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective for entities as of the beginning of the first fiscal year that begins after November 15, 2007. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2006, the Financial Accounting Standards Board (FASB) issued FAS No. 157, “Fair Value Measurements” (“FAS 157”), which establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements.

FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

Note 2 - Notes Payable

Notes payable at February 29, 2008 consists of short term notes with interest rates ranging from 4% to 12% and collateralized by shares of the Company’s common stock. Subsequent to the balance sheet date, the majority of the notes were converted to shares of common stock.

Note 3 - Intangible Assets

 Intangible assets consist of the following at February 29, 2008:

Travel Magazine Website	$664,064
Echo software	695,044
1,359,108
Less accumulated amortization	(1,184, 602)
$174,506

During the year ended February 29, 2008, the assets were adjusted to their appraised value by recording a loss due to impairment of $ 261,288.

Note 4 - Income taxes
As of February 29, 2008, the Company had approximately $1,549,000 of U.S. federal and state net operating loss carryforwards available to offset future taxable income which begin expiring in 2026, if not utilized. Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the

EXTRAORDINARY VACATIONS U.S.A, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at February 29, 2008.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the period ended February 29, 2008:

Tax benefit computed at “expected” statutory rate	$(1,548,556)
State income taxes, net of benefit	(72,482)
Other permanent differences	1,525,562
Increase in valuation allowance	95,476
Net income tax benefit	$-